As filed with the Securities and Exchange Commission on August 1, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Business Objects S.A.
(Exact name of Registrant as specified in its charter)

Republic of France (Jurisdiction of incorporation or organization)	157-159 rue Anatole France, 92300 Levallois-Perret, France +33 1 41 25 21 21 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	98-0355777 (I.R.S. Employer Identification Number)

David D. Kennedy, Esq.
Senior Vice President, General Counsel and Secretary
c/o Business Objects Americas
3030 Orchard Parkway
San Jose, CA 95134
(408) 953-6000
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Copies to:

John T. Sheridan, Esq. Julia Reigel, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Sami L. Toutounji, Esq. Shearman & Sterling LLP 114 avenue des Champs-Elysées 75008 Paris France +33 1 53 89 70 00

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413 (b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered(3)	per Share(1)	Offering Price(1)	Fee
Ordinary Shares, nominal value €0.10 per share (2): 2001 Stock Incentive Plan — Subsidiary Stock Incentive Plan	1,000,000	$44.29	$44,290,000.00	$1,359.70

(1)	Estimated solely for the purpose of computing the amount of the registration fee. The estimate is made pursuant to Rule 457(c) and Rule 457(r) of the Securities Act of 1933, as amended, based on the $44.29 average of the high and low sales price as reported by the Nasdaq Global Select Market on July 27, 2007.

(2)	Each American depositary share represents one Business Objects Ordinary Share. A separate registration statement on Form F-6 (File No. 333-109712), filed on October 15, 2003, is effective with respect to the registrant’s American depositary shares.

(3)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional Business Objects Ordinary Shares that become issuable under the 2001 Stock Incentive Plan — Subsidiary Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding Business Objects Ordinary Shares.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

American Depositary Shares
Representing 1,000,000 Ordinary Shares

This prospectus relates to the issuance of up to 1,000,000 American depositary shares, or ADSs, by us to the Business Objects Employee Benefits Sub-Plan Trust, or the Trust, a third party trust established in connection with our 2001 Stock Incentive Plan — Subsidiary Stock Incentive Sub-Plan, or 2001 Sub-Plan, and the delivery of these ADSs by the Trust to employees of some of our subsidiaries. These ADSs, are convertible at the option of the holder in exchange for our ordinary shares, nominal value €0.10 per share, or Ordinary Shares. Each of our ADSs represents one Ordinary Share.

Our non-French subsidiaries established the Trust in order to grant restricted stock and performance shares, collectively Awards, to their employees. The Trust structure enables us to achieve this objective in a manner consistent with French corporate law. The Trust structure also provides us with flexibility in setting the terms of Awards, including the flexibility to structure Awards for our non-French employees in a tax-efficient manner.

Our ADSs are listed on The Nasdaq Global Select Market under the symbol “BOBJ”. On July 31, 2007, the closing sales price of our ADSs as reported by The Nasdaq Global Select Market was $45.00 per share. Our Ordinary Shares are listed on the Eurolist by Euronext (Compartment A) under the ISIN code FR0004026250. On July 31, 2007, the closing sales price of our Ordinary Shares on the Eurolist by Euronext was €33.39.

You should consider carefully the risk factors beginning on page 3 of this prospectus before purchasing any of our ADSs offered under this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated August 1, 2007.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholder is offering to sell, and seeking offers to buy, the shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of is prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

PROSPECTUS SUMMARY

The following summary may not contain all the information that many be important to you. You should read the following summary, together with the more detailed information regarding our company, especially the “Risk Factors” section and the documents incorporated by reference into this prospectus including the more detailed information in our consolidated financial statements and notes to those statements, before deciding to invest in our ADSs, or the Ordinary Shares which they represent.

Business Objects S.A.

We develop market, distribute, and provide services for the Business Intelligence software that enables organizations to track, understand, and manage their performance within and beyond the enterprise. Organizations use our software to gain better insight into their business, improve decision making, and optimize enterprise performance. Our Business Intelligence platform, Business Objects XI, offers a single platform for performance management, reporting, query and analysis, and data integration. We have also built one of the industry’s largest partner communities, with more than 3,000 partners worldwide. In addition, we offer consulting and education services to help customers effectively deploy their Business Intelligence projects.

Corporate Information

We were incorporated in France in 1990. Our principal executive offices are located at 157-159 rue Anatole France, 92300 Levallois-Perret, France and 3030 Orchard Parkway, San Jose, California 95134. Our website is www.businessobjects.com. Information contained on, or accessible through, our website is not part of this registration statement. You may obtain copies of the reports we file with the Securities and Exchange Commission, or SEC, from our website.

United States Market Information

Our ADSs are listed on The Nasdaq Global Select Market under the symbol “BOBJ”.

We sponsor a program that provides for the trading of our Ordinary Shares in the United States in the form of ADSs. Each ADS represents one Ordinary Share placed on deposit with The Bank of New York, as depositary, and is issued and delivered by the depositary through its principal office in New York City at 101 Barclay Street, New York, New York, 10286. The rights and obligations of the holders of our ADSs are set by the terms of the Amended and Restated Deposit Agreement dated October 15, 2003. The depositary provides a variety of services to our investors.

2001 Stock Incentive Plan — Subsidiary Stock Incentive Sub-Plan

Given the recent changes in the financial accounting implications of equity compensation arrangements, many companies are amending their stock option plans in order to provide greater flexibility. These companies are amending their plans or adopting new plans to permit the granting of full value Awards, such as restricted stock and performance shares, to their employees in the United States and elsewhere. We want to enhance our flexibility by providing our subsidiaries with the ability to grant Awards to their employees. The proposed issuance of Ordinary Shares reserved to the Trust, is intended to provide our non-French subsidiaries with the ability to grant Awards from the Trust to their employees pursuant to the 2001 Sub-Plan, which is a subsidiary plan to the 2001 Stock Incentive Plan, or 2001 Plan. Our non-French subsidiaries established the Trust in order to implement an Awards program for their employees. The Trust structure enables us to achieve this objective in a manner consistent with French corporate law.

The 2001 Sub-Plan is designed to assist our non-French subsidiaries in attracting, retaining and motivating the best available personnel for the successful conduct and growth of our business. We believe that the 2001 Sub-Plan is an essential tool to link the long-term interests of shareholders and employees and serves to motivate employees to make decisions that will, in the long run, give the best returns to our shareholders. The subsidiaries have consistently included equity incentives as a significant component of compensation for a broad range of their employees. In addition, we believe this practice is critical to our ability to attract and retain the employees in a highly competitive market for managerial and technical talent. The subsidiaries’ operations subject them to particularly intense competition in the labor market from both private and public companies. Equity incentives are offered by most companies with which we compete for employees, and we believe it is essential to provide stock-based incentives to both new and existing subsidiary employees.

French Market Information

Our ordinary shares are traded on Compartment A of the “Eurolist by Euronext” which is operated by Euronext Paris S.A. Our ordinary shares are listed under the ISIN code FR0004026250, symbol “BOB”. Our shares have been traded on various Euronext exchanges since November 1999. Securities listed on Euronext Paris S.A. are placed in one of two categories (Continu or Fixing) depending on the volume of transactions. Our ordinary shares are listed in the category known as Continu, which includes the most actively traded securities. The minimum yearly trading volume required for a security to be placed in Continu is 2,500 trades.

All trading on the Eurolist market is performed on a cash settlement basis on the third trading day following the trade. However, market intermediaries are also permitted to offer investors a deferred settlement service (Service à Règlement Différé or “SRD”) for a fee. The SRD allows investors who elect this service to benefit from leverage and other special features of the previous monthly settlement market. The service is only available for trades in securities which have both a total market capitalization of at least €1.0 billion and represent a minimum daily average trading volume of €1.0 million and which are normally cited on a list published by Euronext Paris S.A. Investors in shares eligible for SRD can elect on the determination date (date de liquidation), which is, at the latest, the fifth trading day before the last trading day of the month included, either to settle the trade by the last trading day of the month or to pay an additional fee and postpone the settlement decision to the determination date of the following month. Our ordinary shares are eligible for the SRD.

Ownership of equity securities traded on a deferred settlement basis is considered to have been transferred only after they have been registered in the purchaser’s account. In accordance with French securities regulations, any sale of securities executed on a deferred settlement basis during the month of a dividend payment is deemed to occur after the dividend has been paid. The account of the purchaser having purchased the securities prior to the date of the dividend payment, but during the month of a dividend payment date, is credited with an amount equal to the dividend paid and the seller’s account is debited by the same amount.

Prior to any transfer of securities held in registered form on Eurolist by Euronext, the securities must be converted into bearer form and accordingly inscribed in an account maintained by an accredited intermediary with Euroclear France S.A., a registered clearing agency. Transactions in securities are initiated by the owner giving instructions (through an agent, if appropriate) to the relevant accredited intermediary. Trades of securities listed on Eurolist by Euronext are cleared by LCH Clearnet S.A. via Clearing 21 and settled by Euroclear France S.A. using a continuous net settlement system. A fee or a commission is payable to the broker-dealer or other agent involved in the transaction.

RISK FACTORS

We operate in a rapidly changing environment that involves numerous risks and uncertainties. Before you invest in any of our securities, you should be aware of various risks to which we may be subject, including those described below. The following risks and uncertainties may have a material and adverse effect on our business, financial condition or results of operations. You should carefully consider these risks and uncertainties, together with all of the other information included or incorporated by reference in this prospectus before you decide whether to purchase any of our securities. If any of the risks or uncertainties we face were to occur, the trading price of our securities could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our quarterly operating results have been and will continue to be subject to fluctuation.

Historically, our operating results have varied substantially from quarter to quarter, and we anticipate that this will continue. These fluctuations occur principally because our revenues vary from quarter to quarter, while a high percentage of our operating expenses are relatively fixed in the short-term and are based on anticipated levels of revenues. As a result, small variations in the timing of the recognition of revenues could cause significant variations in our quarterly operating results. While the variability of our revenues is partially due to factors that would influence the quarterly results of any company, our business is particularly susceptible to quarterly variations because:

•	we typically record a substantial amount of our revenues in the last weeks of a quarter, rather than evenly throughout the quarter;

•	our customers typically wait until their fourth quarter, the end of their annual budget cycle, before deciding whether to purchase new software;

•	economic activity in Europe and certain other countries generally slows during the summer months;

•	customers may delay purchase decisions in anticipation of (i) changes to our product line, (ii) new products or platforms, (iii) product enhancements or (iv) in response to announced pricing changes by us or our competitors;

•	the mix of products and services and the amount of consulting services that our customers order, and the associated revenues, varies from quarter to quarter, and we expect this mix of revenues to continue for the foreseeable future;

•	we depend, in part, on large orders and any delay in closing a large order, such as the delays we experienced in the three months ended June 30, 2006, may result in the realization of potentially significant net license fees being postponed from one quarter to the next; and

•	we experience longer payment cycles for sales in certain foreign countries.

General market conditions and other domestic or international macroeconomic and geopolitical factors unrelated to our performance also affect our quarterly revenues and operating results.

Based upon the above factors, we believe that quarter to quarter comparisons of our operating results are not a good indication of our future performance and should not be relied upon by shareholders.

If we overestimate revenues and are unable to reduce our expenses sufficiently in any quarter, this could have a negative impact on our quarterly results of operations.

Our revenues are difficult to forecast and have fluctuated and will likely continue to fluctuate significantly from quarter to quarter. Our estimates of sales trends may not correlate with actual revenues in a particular quarter or over a longer period of time. Variations in the rate and timing of conversion of our sales prospects into actual licensing revenues could prevent us from planning or budgeting accurately, and any resulting variations could adversely affect our financial results. In particular, delays, reductions in amount or cancellation of customers’

purchases would adversely affect the overall level and timing of our revenues, which could then harm our business, results of operations and financial condition.

In addition, because our costs will be relatively fixed in the short term, we may be unable to reduce our expenses to avoid or minimize the negative impact on our quarterly results of operations if anticipated revenues are not realized. As a result, our quarterly results of operations could be worse than anticipated.

Our market is highly competitive, which could harm our ability to sell products and services and reduce our market share.

The market in which we compete is intensely competitive, highly fragmented and characterized by changing technology and evolving standards. Our competitors may announce new products, services or enhancements that better meet the needs of customers. Increased competition may cause price reductions or a loss of market share, either of which could have a material adverse effect on our business, results of operations and financial condition. Moreover, some of our competitors, particularly companies that offer relational database management software systems, ERP software systems and CRM systems may have well established relationships with some of our existing and targeted customers. This competition could harm our ability to sell our products and services effectively, which may lead to lower prices for our products, reduced revenues and market share, and ultimately, reduced earnings.

Additionally, we may face competition from many companies with whom we have strategic relationships, including IBM, Microsoft, Oracle and SAP AG, all of which offer business intelligence products that compete with our products. For example, Microsoft has extended its SQL Server business intelligence platform to include reporting capabilities which compete with our enterprise reporting solutions. In addition, Oracle recently acquired Hyperion, which will provide Oracle with more offerings that compete with our business intelligence and performance management offerings. These companies could bundle their business intelligence software with their other products at little or no cost, giving them a potential competitive advantage over us. Because our products are specifically designed and targeted to the business intelligence software market, we may lose sales to competitors offering a broader range of products.

We may face competition and price pressure from competitors providing open source offerings for Business Intelligence products. Companies such as Pentaho or Actuate (under the BIRT initiative for Eclipse) could create premature commoditization of certain portions of our business.

Some of our competitors may have greater financial, technical, sales, marketing and other resources than we do. In addition, acquisitions of, or other strategic transactions by our competitors could weaken our competitive position or reduce our revenues.

Some of our competitors may have greater financial, technical, sales, marketing and other resources than we do. In addition, some of our competitors may enjoy greater name recognition and a larger installed customer base than we do. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion, sale and support of their products. In addition, some of our competitors may be more successful than we are in attracting and retaining customers.

If one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. Furthermore, companies larger than ours could enter the market through internal expansion or by strategically aligning themselves with one of our competitors and providing products that cost less than our products. Our competitors may also establish or strengthen cooperative relationships with our current or future distributors, resellers, original equipment manufacturers or other parties with whom we have relationships, thereby limiting our ability to sell through these channels and reducing promotion of our products.

We may pursue strategic acquisitions and investments that could have an adverse effect on our business if they are unsuccessful.

As part of our business strategy, we have acquired companies, technologies, product lines and personnel to complement our internally developed products. For example, in June 2007, we acquired Cartesis, S.A. and in July 2007 we acquired Inxight Software, Inc. We expect that we will have a similar business strategy going forward. Acquisitions involve numerous risks, including the following:

•	The acquisitions may not enhance our business strategy;

•	We may apply overly optimistic valuation assumptions and models for the acquired businesses, and we may not realize anticipated cost synergies and revenues as quickly as we expected or at all;

•	We may not integrate acquired businesses, technologies, products, personnel and operations effectively;

•	Management’s attention may be diverted from our day to day operations, resulting in disruption of our ongoing business;

•	We may not adopt an appropriate business model for integrated businesses, particularly with respect to our go to market strategy;

•	Customer demand for the acquired company’s products may not meet our expectations;

•	We may incur higher than anticipated costs for the support and development of acquired products;

•	The acquired products may not be compatible with our existing products, making integration of acquired products difficult and costly and potentially delaying the release of other, internally developed products;

•	We may have insufficient revenues to offset the increased expenses associated with acquisitions;

•	We may not retain key employees, customers, distributors and vendors of the companies we acquire;

•	Ineffective internal controls of the acquired company may require remediation as part of the integration process;

•	We may be required to assume pre-existing contractual relationships, which would be costly for us to terminate and disruptive for our customers;

•	The acquisitions may result in infringement, trade secret, product liability or other litigation and.

•	If we are unable to acquire companies that facilitate our strategic objectives, we may not have sufficient time to develop our own products and may not remain competitive.

As a result, it is possible that the contemplated benefits of these or any future acquisitions may not materialize within the time periods or to the extent anticipated.

We are subject to frequent tax audits, where the ultimate resolution may result in additional taxes.

As a matter of course, we are regularly audited by various taxing authorities, and sometimes these audits result in proposed assessments where the ultimate resolution may result in additional taxes. The determination of our worldwide provision for income taxes and other tax liabilities requires significant judgment. Despite our belief that our tax return positions are appropriate and supportable under local tax law, certain positions may be challenged and we may not succeed in realizing the anticipated tax benefit. For example, we are currently under examination by the French tax authorities for 2001 through 2004 fiscal year tax returns. We received notices of proposed adjustment for the 2001 and 2002 returns of Business Objects S.A. In addition, on December 22, 2006, we received a tax reassessment notice from the French government for a proposed increase in tax of approximately €85 million, including interest and penalties, for the 2003 and 2004 tax years. The principal issue underlying the notice is the proper valuation methodology for certain intellectual property that we transferred from France to our wholly owned Irish subsidiary in 2003 and 2004. We believe we used the correct methodology in calculating the taxes we paid to the French government and will defend vigorously against the payment of additional taxes. We have submitted protest letters in response to the proposed adjustments. On June 20, 2007, we received a response from the French tax authorities to our protest letters. We are assessing the response letter and intend to continue to defend our position vigorously. There can be no assurance, however, as to the ultimate outcome. There can be no assurance that we will prevail, and the final determination that additional tax is due could materially impact our financial statements and results of operations.

Income taxes are recorded based on our determination of the probable outcome and specific reserves are recorded as necessary. We also evaluate these reserves each quarter and adjust the reserves and the related interest in light of changing facts and circumstances regarding the probability of realizing tax benefits. Although we believe our estimates are reasonable, our tax positions comply with applicable tax law, and we have adequately provided for any known tax contingencies, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results.

In addition, as a result of tax audits, we may become aware of required adjustments to previous tax provisions set up in connection with the acquisitions of businesses. These balances are generally recorded through goodwill as part of the purchase price allocation and are adjusted in future periods to goodwill instead of charges against the current statements of income. This treatment does not preclude the payment of additional taxes due, if assessed. For example, during April 2005, we received a notice of proposed adjustment from the Internal Revenue Service, or “IRS”, for the 2001 and 2002 fiscal year tax returns of Crystal Decisions and have submitted a protest letter. This matter is currently at the IRS Appeals level. Income taxes related to the issues under audit were fully reserved as part of the original purchase price allocation, and were included in the income taxes payable balance on the consolidated balance sheets at December 31, 2006 and 2005. We intend to defend our position vigorously. If we prevail, we will reverse the tax reserves and record a credit to goodwill. If we are not successful in defending our position, we expect the adjustment would have a negative impact on our cash and cash equivalents balance as a result of the payment of income taxes, but, except for any interest that is assessed for the post acquisition period, the adjustment would have no impact on our net income.

We are subject to claims and lawsuits that may result in adverse outcomes, which could harm our results of operations or financial condition and cause our stock price to decline.

We are subject to a wide range of claims and lawsuits in the course of our business. These claims and lawsuits can be costly, time-consuming and disruptive to our management. In addition, an adverse outcome in one or more of any pending or future claims or lawsuits could result in significant monetary damages and injunctive relief against us. For example, we were recently subject to an adverse judgment in the Informatica patent litigation matter. See Part II, Item 1. Legal Proceedings on page 33 of our Quarterly Report on Form 10-Q for the period ended March 31, 2007 for a detailed description of this matter. An unfavorable outcome could have a significant, material adverse impact on our ability to conduct our business, and, in turn, on our results of operations and financial condition. Legal proceedings are subject to inherent uncertainties, making it difficult for management to predict the likely outcome. As a result, any reserves we may establish may not be sufficient. Additional information concerning certain of the lawsuits pending against us is contained in the Legal Proceedings section of our Quarterly Report on Form 10-Q for the period ended March 31, 2007 beginning on page 31.

We may have long sales cycles and may have difficulty providing and managing large scale customer deployments, which could cause a decline or delay in recognition of our revenues and an increase in our expenses.

We may have difficulty managing the timeliness of our large scale customer deployments and our internal allocation of personnel and resources. Any such difficulty could cause us to lose existing customers, face potential customer disputes or limit the number of new customers who purchase our products or services. This could cause a decline in or delay in recognition of revenues and could cause us to increase our research and development and technical support costs, either of which could adversely affect our operating results.

In addition, we generally have long sales cycles for our large scale deployments. During a long sales cycle, events may occur that could affect the size, timing or completion of the order, as occurred in the three months ended June 30, 2006. For example, the potential customer’s budget and purchasing priorities may change, the economy may experience a downturn or new competing technology may enter the marketplace, any of which could reduce our revenues. Additionally, even if we receive an order in a particular quarter, we may not be able to complete all of the processes necessary to recognize the related revenue, resulting in a decline in our revenues.

If we do not continue to develop, market and sell Business Intelligence products successfully, our revenues and results of operations could decline.

Our future growth and profitability depends on our ability to develop, market and sell Business Intelligence products that meet customer expectations and demands, both in terms of product functionality and time to market. We cannot be certain that our new products, whether developed or acquired, will gain market acceptance or whether market acceptance of existing products will continue or increase. In addition, the success of our products is dependent upon our ability to develop new products and to bring them to market faster than our competitors. If we are unable to provide customers with innovative products that meet or exceed their demands in a timely manner, our revenues and results of operations could decline.

The software market in which we operate is subject to rapid technological change and new product introductions, which could negatively affect our product sales.

The market for business intelligence software is characterized by rapid technological advances, evolving industry standards, changes in customer requirements and frequent new product introductions and enhancements. The emergence of new industry standards in related fields may adversely affect the demand for our products. To be successful, we must develop new products, platforms and enhancements to our existing products that keep pace with technological developments, changing industry standards and the increasingly sophisticated requirements of our customers. Introducing new products into our market has inherent risks including those associated with:

•	adapting third party technology, including open source software;

•	successful education and training of sales, marketing and consulting personnel;

•	effective marketing and market acceptance;

•	proper positioning and pricing; and

•	product quality, including possible defects.

If we are unable to respond quickly and successfully to these developments and changes, our competitive position could decline. In addition, even if we are able to develop new products, platforms or enhancements to our existing products, these products, platforms and product enhancements may not be accepted in the marketplace. If we do not time the introduction or the announcement of new products or enhancements to our existing products appropriately, or if our competitors introduce or announce new products, platforms and product enhancements, our customers may defer or forego purchases of our existing products. In addition, we will have expended substantial resources without realizing the anticipated revenues, which would have an adverse effect on our results of operations and financial condition.

Our revenues may be unpredictable if customers delay purchases of our products in anticipation of new product releases or in connection with migrating to a new product platform.

In the past, customers have delayed purchase decisions in anticipation of the expected release of our new products. In addition, customers have delayed purchasing our products to provide them an opportunity to conduct a thorough evaluation of the new product or until industry analysts have commented on the products. Finally, customers have generally delayed purchasing new incremental licenses or functionalities of our products if they are in the process of migrating to a new product platform, such as with our Business Objects XI, release 2, product. Customer delays in purchasing our products have contributed to our fluctuations in our quarterly revenues, and we expect this trend to continue in the future.

Our business and operations have grown rapidly and we expect this growth to continue in the future. If we do not manage this growth effectively, our business and results of operations could be harmed.

Our business and operations have grown rapidly over the fast few years and we expect this growth to continue in the foreseeable future. This expansion has placed substantial demands on our operational and financial infrastructure and on our employees and our management. We expect that this expansion will continue in the future. To facilitate managed growth, we will need to upgrade our operational and financial infrastructure. These infrastructure upgrades will require significant capital expenditures and management attention and focus. If our operational and financial infrastructure upgrades are not sufficient to support our growth, the quality of our products and services could suffer. In addition, we may not be able to manage our costs effectively. As a result, our business and results of operations could be harmed.

Failure to structure our business model properly for mid-market customers could have a material adverse effect on our business and results of operations.

We have expanded our formal sales efforts from traditional enterprise customers to medium sized businesses. As we expand further into the mid-market, it will be necessary for us to differentiate our mid-market sales and services model sufficiently from our enterprise customer model, and to structure this model to fit the needs of our mid-market customers and channel partners. Any failure by us to structure our go to market strategy properly for mid-market customers could result in channel conflicts, as well as delayed and missed orders. If we are unable to prevent or effectively manage conflicts between our mid-market channel partners and our direct sales, or prevent delayed or missed orders, this could have a material adverse effect on our business and results of operations. In addition, our expansion from the traditional enterprise customer base to medium sized businesses exposes us to different competitors, and could potentially increase competition with respect to pricing, product quality and services. This additional competition could result in price reductions, cost increases or loss of market share.

Our on demand offerings carry a number of risks, some of which may be harmful to our business.

In 2006, we announced the introduction of crystalreports.com, a SaaS offering. This on demand sharing platform enables customers to share important business information securely. In 2006, we also announced the introduction of the nSite on demand application platform, which is integrated with Salesforce.com’s CRM solutions. In 2007 we launched our Information OnDemand offering, a solution that makes external market information available to customers in BI-ready format, directly from within their business intelligence solution. These on demand offerings carry a number of risks, including:

•	We have limited experience in the on demand market;

•	We may not be able to deliver these solutions or any enhancements to these solutions in the manner we have conveyed to customers;

•	Customers may question the viability or security of our on demand offerings;

•	We may not be able to provide sufficient, continuous customer support for our on demand offerings;

•	We may incur higher than anticipated costs as we expand further into the on demand market;

•	We could experience service interruptions with respect to our on demand offerings, which could potentially impact our revenues and damage our customers’ businesses and result in warranty claims or litigation;

•	We may not be able to comply in a timely or cost effective manner with data privacy, data security, export control and other regulatory requirements that apply to these offerings, resulting in potential regulatory exposure as well as misappropriation of customer confidential information and other claims;

•	We may not realize anticipated market demand and acceptance of these on demand offerings; and

•	Sales of our on demand solutions bundled with license sales may delay the timing of revenue recognition for license arrangements that would otherwise have been recorded at the time of delivery.

If SaaS becomes an important channel for us, our ability to deliver crystalreports.com and the application platform to customers’ satisfaction and to provide sufficient support will be critical. If our on demand offerings fail to meet customer expectations or if we fail to provide adequate support, our business could be adversely affected.

The protection of our intellectual property rights is crucial to our business and, if third parties use our intellectual property without our consent, our business could be damaged.

Our success is heavily dependent on protecting intellectual property rights in our proprietary technology, which is primarily our software. It is difficult for us to protect and enforce our intellectual property rights for a number of reasons, including:

•	policing unauthorized copying or use of our products is difficult and expensive;

•	software piracy is a persistent problem in the software industry;

•	our patents may not cover the full scope of our product offerings and may be challenged, invalidated or circumvented, or may be enforceable only in certain jurisdictions; and

•	our shrink-wrap licenses may be unenforceable under the laws of certain jurisdictions.

In addition, the laws of many countries do not protect intellectual property rights to as great an extent as those of the United States and France. We believe that effective protection of intellectual property rights is unavailable or limited in certain foreign countries, creating an increased risk of potential loss of proprietary technology due to piracy and misappropriation. For example, we are currently doing business in the People’s Republic of China where the status of intellectual property law is unclear, and we may expand our presence there in the future.

Although our name, when used in combination with our previous logo, is registered as a trademark in France, the United States and a number of other countries, we may have difficulty asserting our trademark rights in the name “Business Objects” because some jurisdictions consider the name “Business Objects” to be generic or descriptive in nature. As a result, we may be unable to effectively police the unauthorized use of our name or otherwise prevent our name from becoming a part of the public domain. We are registering a new trademark associated with our name “Business Objects” in numerous jurisdictions. We may have difficulty registering our new trademark in some of these jurisdictions because it may be considered generic or descriptive, or may conflict with pre-existing marks in those jurisdictions. We also have other trademarks or service marks in use around the world, and we may have difficulty registering or maintaining these marks in some countries, which may require us to change our marks or obtain new marks.

We also seek to protect our confidential information and trade secrets through the use of nondisclosure agreements with our employees, contractors, vendors, and partners. However, there is a risk that our trade secrets may be disclosed or published without our authorization, and in these situations it may be difficult or costly for us to enforce our rights and retrieve published trade secrets.

We sometimes contract with third parties to provide development services to us, and we routinely ask them to sign agreements that require them to assign intellectual property to us that is developed on our behalf. However, there is a risk that they will fail to disclose to us such intellectual property, or that they may have inadequate rights to such intellectual property. This could happen, for example, if they failed to obtain the necessary invention assignment agreements with their own employees.

We are involved in litigation to protect our intellectual property rights, and we may become involved in further litigation in the future. This type of litigation is costly and could negatively impact our operating results.

Third parties have asserted that our technology infringes upon their proprietary rights, and others may do so in the future, which has resulted, and may in the future result, in costly litigation and could adversely affect our ability to distribute our products.

From time to time, companies in the industry in which we compete receive claims that they are infringing upon the intellectual property rights of third parties. We believe that software products that are offered in our target markets will increasingly be subject to infringement claims as the number of products and competitors in the industry segment grows and product functionalities begin to overlap. For example, we were recently the subject of an adverse jury finding in the Informatica patent litigation matter. We cannot be assured that any unfavorable outcome would not have a material adverse effect on our financial position, results of operations or cash flows.

The potential effects on our business operations resulting from third party infringement claims that have been filed against us and may be filed against us in the future include the following:

•	we would need to commit management resources in defense of the claim;

•	we may incur substantial litigation costs in defense of the claim;

•	we may have to expend significant development resources to redesign our products;

•	we may be required to enter into royalty and licensing agreements with such third party under unfavorable terms; and

•	we could be forced to cease selling or delay shipping our products should an adverse judgment be rendered against us.

We may also be required to indemnify customers, distributors, original equipment manufacturers and other resellers for third-party products incorporated into our products if such third party’s products infringe upon the intellectual property rights of others. Although many of these third parties that are commercial vendors will be obligated to indemnify us if their products infringe the intellectual property rights of others, any such indemnification may not be adequate.

In addition, from time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their products. We use selected open source software in our products and may use more open source software in the future. As a result, we could be subject to suits by parties challenging ownership of what we believe to be our proprietary software. We may also be subject to claims that we have failed to comply with all the requirements of the open source licenses. Open source licenses are more likely than commercial licenses to contain vague, ambiguous or legally untested provisions, which increase the risks of such litigation. In addition, third parties may assert that the open source software itself infringes upon the intellectual property of others. Because open source providers seldom provide warranties or indemnification to us, in such an event we may not have an adequate remedy against the open source provider.

Any of this litigation could be costly for us to defend, have a negative effect on our results of operations and financial condition or require us to devote additional research and development resources to redesign our products or obtain licenses from third parties.

Our loss of rights to use software licensed from third parties could harm our business.

We license software from third parties and sublicense this software to our customers. In addition, we license software from third parties and incorporate it into our products. In the future, we may be forced to obtain additional third party software licenses to enhance our product offerings and compete more effectively. By utilizing third party software in our business, we incur risks that are not associated with developing software internally. For example, third party licensors may discontinue or modify their operations, terminate their relationships with us or generally become unable to fulfill their obligations to us. If any of these circumstances were to occur, we might be forced to seek alternative technology of inferior quality that has lower performance standards or that might not be available on commercially reasonable terms. If we are unable to maintain our existing licenses or obtain alternate third party software licenses on commercially reasonably terms, our revenues could be reduced, our costs could increase and our business could suffer.

Changes in our stock-based compensation policy have adversely affected our ability to attract and retain employees, and shareholder rejection of new equity plans could adversely affect our ability to attract and retain employees.

We have historically used stock options and other forms of stock-based compensation as a means to hire, motivate and retain our employees, and to align employees’ interests with those of our shareholders. As a result of our adoption of FAS 123R, we incur increased compensation costs associated with our stock-based compensation awards. This could make it more difficult for us to obtain shareholder approval of future stock-based compensation awards. In addition, as a dual listed company, our equity plans are evaluated under international Institutional Shareholder Services, or “ISS”, guidelines rather than under the U.S. guidelines under which our plans are designed to be competitive. As a result, we may encounter difficulty obtaining shareholder approval of certain option plan proposals. For example, at our June 5, 2007 annual shareholder meeting, our shareholders rejected our proposal to adopt a new stock option plan. As a result, our pool of available options is significantly lower than we anticipated. In the absence of shareholder approval of future stock-based compensation awards, we may be unable to administer any option grant or restricted stock unit programs, which could adversely impact our hiring and retention of employees. Due to the increased costs of, and potential difficulty of obtaining shareholder approval for, future stock-based compensation awards we have reduced the total number of options available for grant to employees and limited the employees eligible to receive share-based awards. We believe these changes have negatively affected and will continue to restrict our ability to hire and retain employees, particularly key employees.

In accordance with resolutions approved at the 2006 shareholders meeting, we cannot issue during any given calendar year stock based compensation awards representing more than 3% of our share capital as of December 31 of the prior year. This limit is applicable until December 31, 2007. As a result of this 3% limit, we may not be able to grant stock based compensation awards necessary to hire and retain employees.

Finally, if the companies with which we compete for employees do not change their stock-based compensation policies, we may no longer be competitive and may have difficulty hiring and retaining employees, and any such difficulty could materially adversely affect our business.

We depend on strategic relationships and business alliances for continued growth of our business.

Our development, marketing and distribution strategies require us to develop and maintain long-term strategic relationships with major vendors, many of whom are substantially larger than us. These business relationships often consist of joint marketing programs or partnerships with original equipment manufacturers or value added resellers. Divergence in strategy, change in focus, competitive product offerings or contract defaults by any of these companies might interfere with our ability to develop, market, sell and support our products, which in turn could harm our business.

We currently have strategic relationships with Microsoft, IBM and Oracle that enable us to jointly sell and, in some cases, bundle our products with those of Microsoft, IBM and Oracle. In addition we are currently developing certain utilities and products to be a part of their products. We have limited control, if any, as to whether Microsoft, IBM and Oracle will devote adequate resources to promoting and selling our products. For example, to date none of these partnerships has contributed significantly to our annual license revenues through these reseller activities. In addition, these companies have designed their own business intelligence software and Microsoft is actively marketing its reporting product for its Server business intelligence platform. If any of Microsoft, IBM and Oracle reduces its efforts on our behalf or discontinues or alters its relationship with us, as SAP AG did by terminating our OEM/reseller agreement, and instead increases its selling efforts of its own business intelligence software or develops a relationship with one of our competitors, our reputation as a technology partner with them could be damaged and our revenues and operating results could decline.

In addition, we have strategic relationships with global systems integrators such as Accenture. We collaborate with these global systems integrators to promote and sell our products. If Accenture reduces its efforts on our behalf or discontinues or alters its relationship with us, our reputation as a technology partner with them could be damaged and our revenues and operating results could decline.

Although no single reseller currently accounts for more than 10% of our total revenues, if one or more of our large resellers were to terminate their co-marketing agreements with us it could have an adverse effect on our business, financial condition and results of operations. In addition, our business, financial condition and results of operations could be adversely affected if major distributors were to materially reduce their purchases from us.

Our distributors and other resellers generally carry and sell product lines that are competitive with ours. Because distributors and other resellers generally are not required to make a specified level of purchases from us, we cannot be sure that they will prioritize selling our products. We rely on our distributors and other resellers to sell our products, report the results of these sales to us and to provide services to certain of the end user customers of our products. If the distributors and other resellers do not sell our products, report sales accurately and in a timely manner and adequately service those end user customers, our revenues and the adoption rates of our products could be harmed.

Our software may have defects and errors that could lead to a loss of revenues or product liability claims.

Our products and platforms use complex technologies and may contain defects or errors, especially when first introduced or when new versions or enhancements are released. Despite extensive testing, we may not detect errors in our new products, platforms or product enhancements until after we have commenced commercial shipments. If defects and errors are discovered after commercial release of either new versions or enhancements of our products and platforms:

•	potential customers may delay purchases;

•	customers may react negatively, which could reduce future sales;

•	our reputation in the marketplace may be damaged;

•	we may have to defend product liability claims;

•	we may be required to indemnify our customers, distributors, original equipment manufacturers or other resellers;

•	we may incur additional service and warranty costs; and

•	we may have to divert additional development resources to correct the defects and errors, which may result in the delay of new product releases or upgrades.

If any or all of the foregoing occur, we may lose revenues, incur higher operating expenses and lose market share, any of which could severely harm our financial condition and operating results.

We cannot be certain that our internal control over financial reporting will be effective or sufficient in the future.

We may discover deficiencies and weaknesses in our systems and controls, especially when such systems and controls are impacted by increased rate of growth or the impact of acquisitions. In addition, upgrades or enhancements to our computer systems or systems disruptions could cause internal control deficiencies and weaknesses.

It may be difficult to design and implement effective internal control over financial reporting for combined operations as we integrate acquired businesses. In addition, differences in existing controls of acquired businesses may result in weaknesses that require remediation when internal controls over financial reporting are combined. In addition, the integration of two compliant systems could result in a noncompliant system or an acquired company may not have compliant systems. In either case, the effectiveness of our internal control may be impaired.

If we fail to maintain an effective system of internal control, or if management or our independent registered public accounting firm were to discover material weaknesses in our internal control systems we may be unable to produce reliable financial reports or prevent fraud. If we are unable to assert that our internal control over financial reporting is effective, we may lose investor confidence in our ability to operate in compliance with existing internal control rules and regulations, which could result in a decline in our stock price.

Since we are required to report our consolidated financial results under both the U.S. GAAP and International Financial Reporting Standards, or IFRS, rules, we may incur increased operating expenses, we may not fulfill the reporting requirements of one or both of these reporting standards, we may be subject to inconsistent determinations with respect to our accounting policies under these standards and investors may perceive our operating results to be drastically different under these regimes.

We prepare our financial statements in conformity with U.S. GAAP, which is a body of guidance that is subject to interpretation or influence by the American Institute of Certified Public Accountants, the SEC and various bodies formed to interpret and create appropriate accounting policies. We prepare our consolidated euro denominated financial statements in conformity with IFRS, and our statutory financial statements continue to be prepared under French GAAP. The International Accounting Standards Board, which is the body formed to create IFRS and the Financial Accounting Standards Board, or FASB, have undertaken a convergence program to eliminate a variety of differences between IFRS and U.S. GAAP. The most significant differences between U.S. GAAP and IFRS currently applicable to us relate to the treatment of stock-based compensation expense, the accounting for deferred tax assets on certain intercompany transactions relating to the transfer of intercompany intellectual property rights between certain subsidiaries, the accounting for business combinations, and the accounting for the convertible bonds we issued in May 2007, or the “Bonds”. In accordance with French regulations, we filed with the AMF in France our Document de Référence 2006 on April 6, 2007 under the registration number D.07-0285, which included our consolidated financial statements for the year ended December 31, 2006 prepared under IFRS. Our Document de Référence 2006 includes the consolidated information prepared under IFRS that we published on April 18, 2007 in the BALO in France. In addition, we published our condensed consolidated financial statements for the first half of 2006 under IFRS in the BALO in France on October 20, 2006.

Since we prepare separate consolidated financial statements in conformity with each of the U.S. GAAP and the IFRS rules, we may incur increasingly higher operating expenses, we may not be able to meet the reporting requirements of one or both of these reporting regimes, and we may be subject to inconsistent determinations with respect to our accounting policies pursuant to each of these reporting regimes. In addition, due to the differences between the U.S. GAAP and IFRS rules, investors may perceive our operating results under U.S. GAAP to be drastically different from our operating results under IFRS, potentially resulting in investor confusion regarding our operating results.

Changes to current accounting policies could have a significant effect on our reported financial results or the way in which we conduct our business.

Generally accepted accounting principles and the related accounting pronouncements, implementation guidelines and interpretations for some of our significant accounting policies are highly complex and require subjective judgments and assumptions. Some of our more significant accounting policies that could be affected by changes in the accounting rules and the related implementation guidelines and interpretations include:

•	Recognition of revenues;

•	Business combinations;

•	Impairment of goodwill, intangible assets and long-lived assets;

•	Contingencies and litigation;

•	Accounting for income taxes;

•	Accounting for convertible debt instruments; and

•	Stock-based compensation.

Changes in these or other rules, or scrutiny of our current accounting practices, could have a significant adverse effect on our reported operating results or the way in which we conduct our business.

We sell products only in the business intelligence software market; if sales of our products in this market decline, our operating results will be harmed.

We generate substantially all of our revenues from licensing, support and services in conjunction with the sale of our products in the business intelligence software market. Accordingly, our future revenues and profits will depend significantly on our ability to further penetrate the business intelligence software market. If we are not successful in selling our products in our targeted market due to competitive pressures, technological advances by others or other reasons, our operating results will suffer.

If the market in which we sell business intelligence software does not grow as anticipated, our future profitability could be negatively affected.

The business intelligence software market is still evolving, and our success depends upon the continued growth of this market. Our potential customers may:

•	not fully value the benefits of using business intelligence products;

•	not achieve favorable results using business intelligence products;

•	experience technical difficulty in implementing business intelligence products; or

•	decide to use other technologies, such as search engines, to obtain the required business intelligence for their users.

The occurrence of one or more of these factors may cause the market for business intelligence software not to grow as quickly or become as large as we anticipate, which may adversely affect our revenues.

Business disruptions could seriously harm our operations and financial condition and increase our cost and expenses.

A number of factors, including natural disasters, computer viruses or failure to successfully upgrade and improve operational systems to meet evolving business conditions, could disrupt our business, which could seriously harm our revenues or financial condition and increase our costs and expenses. For example, some of our offices are located in potential earthquake or flood zones, which makes these offices, product development facilities and associated computer systems more susceptible to disruption.

We currently have proprietary applications running key pieces of our manufacturing systems. These technologies were developed internally and we have only a small number of people who know and understand them. Should we lose those individuals before these systems can be replaced with non-proprietary solutions, we may experience business disruptions due to an inability to manufacture and ship product.

We continually work to upgrade and enhance our computer systems. If any future systems upgrade does not function as anticipated, we may not be able to complete our quarter close procedures in a timely manner. Delay of such projects or the launch of a faulty application could cause business disruptions or harm our customer service levels.

Even short-term systems disruptions from any of the above mentioned or other causes could result in revenue disruptions, delayed product deliveries or customer service disruptions, which could result in decreases in revenues or increases in costs of operations.

Our executive officers and key employees are crucial to our business, and we may not be able to recruit, integrate and retain the personnel we need to succeed.

Our success depends upon a number of key management, sales, technical and other critical personnel, including our Chief Executive Officer, John Schwarz, and our Chairman of the Board of Directors and Chief Strategy Officer, Bernard Liautaud, the loss of either of whom could adversely affect our business. The loss of the services of any key personnel, including those from acquired companies, or our inability to attract, integrate and retain highly skilled technical, management, sales and marketing personnel could result in significant disruption to our operations, including the timeliness of new product introductions, success of product development and sales efforts, quality of customer service, and successful completion of our initiatives, including growth plans and the results of our operations. We cannot be certain that we will be able to find a suitable replacement for any key employee who leaves Business Objects without expending significant time and resources or that we will not experience additional departures. Any failure by us to find suitable replacements for our key senior management may be disruptive to our operations. Competition for such personnel in the computer software industry is intense, and we may be unable to attract, integrate and retain such personnel successfully. In addition, if any of our key employees leaves Business Objects for employment with a competitor, this could have a material adverse effect on our business.

We have multinational operations that are subject to risks inherent in international operations.

We have significant operations outside of France and the United States, including development facilities, sales personnel and customer support operations. Our international operations are subject to certain inherent risks including:

•	technical difficulties and costs associated with product localization;

•	challenges associated with coordinating product development efforts among geographically dispersed development centers;

•	potential loss of proprietary information due to piracy, misappropriation or laws that may be less protective of our intellectual property rights;

•	lack of experience in certain geographic markets;

•	the significant presence of some of our competitors in some international markets;

•	potentially adverse tax consequences;

•	import and export restrictions and tariffs may prevent us from shipping products to particular jurisdictions or providing services to a particular market and may increase our operating costs;

•	failure to comply with foreign and domestic laws and other government controls applicable to our multinational operations, such as trade and employment restrictions;

•	potential fines and penalties resulting from failure to comply with laws and regulations applicable to our international operations;

•	management, staffing, legal and other costs of operating an enterprise spread over various countries;

•	the recent addition of a number of employees in offshore locations for which attrition rates traditionally are believed to be higher than is generally true for North America and Europe;

•	political instability in the countries where we are doing business;

•	fears concerning travel or health risks that may adversely affect our ability to sell our products and services in any country in which the business sales culture encourages face to face interactions; and

•	different business practices and regulations, which may lead to the need for increased employee education and supervision.

These factors could have an adverse effect on our business, results of operations and financial condition.

Fluctuations in exchange rates between the euro, the U.S. dollar and the Canadian dollar, as well as other currencies in which we do business, may adversely affect our operating results.

We transact business in an international environment. As we report our results in U.S. dollars, the difference in exchange rates in one period compared to another directly impacts period to period comparisons of our operating results. We incur Canadian dollar expenses that are substantially larger than our Canadian dollar revenues, and we generate a substantial portion of our revenues and expenses in currencies other than the U.S. dollar, including the euro and the British pound. Furthermore, currency exchange rates have been especially volatile in the recent past and these currency fluctuations may make it difficult for us to predict and/or provide guidance on our results.

While we have implemented certain strategies to mitigate risks related to the impact of fluctuations in currency exchange rates, we cannot ensure that we will not recognize gains or losses from international transactions, as this is part of transacting business in an international environment. Not every exposure is or can be hedged, and, where hedges are put in place based on expected foreign exchange exposure, they are based on forecasts which may vary or which may later prove to have been inaccurate. We may experience foreign exchange gains and losses on a combination of events, including revaluation of foreign denominated amounts to the local currencies, gains or losses on forward or option contracts settled during and outstanding at period end and other transactions involving the purchase of currencies. Failure to hedge successfully or anticipate currency risks properly could adversely affect our operating results.

Our effective tax rate may increase or fluctuate, which could increase our income tax expense and reduce our net income.

Our effective tax rate could be adversely affected by several factors, many of which are outside of our control. Our effective tax rate may be affected by the proportion of our revenues and income before taxes in the various domestic and international jurisdictions in which we operate. Our revenues and operating results are difficult to predict and may fluctuate substantially from quarter to quarter. We are also subject to changing tax laws, regulations and interpretations in multiple jurisdictions in which we operate, as well as the requirements of certain tax and other accounting body rulings. Since we must estimate our annual effective tax rate each quarter based on a combination of actual results and forecasted results of subsequent quarters, any significant change in our actual quarterly or forecasted annual results may adversely impact the effective tax rate for the period. Our estimated annual effective tax rate may increase or fluctuate for a variety of reasons, including:

•	changes in forecasted annual operating income;

•	changes in relative proportions of revenues and income before taxes in the various jurisdictions in which we operate;

•	changes to the valuation allowance on net deferred tax assets;

•	changes to actual or forecasted permanent differences between book and tax reporting, including the tax effects of purchase accounting for acquisitions and non-recurring charges which may cause fluctuations between reporting periods;

•	impacts from any future tax settlements with state, federal or foreign tax authorities;

•	impacts from changes in tax laws, regulations and interpretations in the jurisdictions in which we operate, as well as the requirements of certain tax rulings;

•	impacts from acquisitions and related integration activities; or

•	impacts from new FASB or IFRS requirements.

Although we believe our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period.

We have committed to undertake certain internal practices in connection with handling of employee information.

We announced on October 21, 2005, that, in a follow-on to a civil action in which MicroStrategy unsuccessfully sought damages for its claim that we misappropriated trade secrets, the Office of the U.S. Attorney for the Eastern District of Virginia decided not to pursue charges against us or our current or former officers or directors. We are taking steps to enhance our internal practices and training programs related to the handling of potential trade secrets and other competitive information. We are using an independent expert to monitor these efforts. If, between now and November 17, 2007, the Office of the U.S. Attorney concludes that we have not adequately fulfilled our commitments we could be subject to adverse regulatory action.

We increased our indebtedness substantially by the issuance of the Bonds.

As a result of the sale of the Bonds, we incurred €450 million of additional indebtedness in May 2007. The level of our indebtedness, among other things, could:

•	make it difficult for us to obtain any necessary future financing for working capital, capital expenditures or debt service requirements;

•	require us to dedicate a substantial portion of our expected cash flow from operations to service our indebtedness, which would reduce the amount of our expected cash flow available for other purposes, including working capital and capital expenditures;

•	limit our flexibility in planning for, or reacting to changes in, our business; and

•	make us more vulnerable in the event of a downturn in our business, including but not limited to a redemption at the option of the bond holders on the fifth, tenth or fifteenth anniversary of the issuance of the Bonds.

There can be no assurance that we will be able to meet our debt service obligations, including our obligations under the Bonds.

We may not be able to pay our debt and other obligations.

If our cash flow is inadequate to meet our obligations, we could face substantial liquidity problems. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the Bonds or our other obligations, we would be in default under the terms thereof. A default under the Bonds would permit the holders of the Bonds to accelerate the maturity of the Bonds and could cause defaults under future indebtedness we may incur. Any such default could have a material adverse effect on our business, prospects, financial condition and operating results. In addition, we cannot assure you that we would be able to repay amounts due in respect of the Bonds if payment of the Bonds were to be accelerated following the occurrence of an event of default as defined in the terms and conditions of the Bonds.

Risks Related to Ownership of Our Ordinary Shares or our ADSs

Provisions of our articles of association and French law could have anti-takeover effects and could deprive shareholders who do not comply with such provisions of some or all of their voting rights.

Provisions of our articles of association and French law may impede the accumulation of our shares by third parties seeking to gain a measure of control over Business Objects. For example, French law provides that any individual or entity (including a holder of ADSs) acting alone or in concert that becomes the owner of more than 5%, 10%, 15%, 20%, 25%, 33 1/3%, 50%, 66 2/3%, 90% or 95% of our share capital outstanding or voting rights or that increases or decreases its shareholding or voting rights above or below by any of the foregoing percentages, is required to notify us within five trading days, of the number of shares and ADSs it holds individually or in concert with others, the voting rights attached to the shares and the number of securities giving access to shares and voting rights. The individual or entity must also notify the AMF within five trading days of crossing any of the foregoing percentages. The AMF then makes the information available to the public. In addition, any individual or legal entity acquiring more than 10% or 20% of our outstanding shares or voting rights must file a notice with us and the AMF within 10 trading days. This notice must state whether the acquirer acts alone or in concert with others and must indicate the acquirer’s intention for the following 12-month period, including whether or not it intends to continue its purchases, to acquire control of us or to seek nomination (for itself or for others) to our Board of Directors. The AMF makes this notice available to the public. The acquirer must also publish a press release stating its intentions in a financial newspaper of national circulation in France. The acquirer may amend its stated intentions by filing a new notice, provided that it does so on the basis of significant changes in its own situation or stockholdings. Any shareholder who fails to comply with these requirements will have the voting rights for all shares in excess of the relevant thresholds suspended until the second anniversary of the completion of the required notifications and may have all or part of such voting rights suspended for up to five years by the relevant commercial court at the request of our chairman, any of our shareholders or the AMF and may be subject to an €18,000 fine.

Our articles of association provide that any individual or entity (including a holder of ADSs) acting alone or in concert who acquires a number of shares equal to or greater than 2% or a multiple thereof, of our share capital or voting rights shall within five trading days of crossing such holding threshold inform us of the total number of shares or voting rights that such person holds by a registered letter with a proof of delivery slip addressed to our headquarters or by an equivalent means in accordance with applicable foreign law. When the threshold is crossed as a result of a purchase or sale on the stock market, the period of five trading days allowed for disclosure begins to run on the trading date of the securities and not the delivery date. This notification obligation also applies, as set forth above, whenever a new threshold of 2% is reached or has been crossed (whether an increase or decrease), for whatever reason, up to and including a threshold of 50%. In determining the threshold referred to above, both shares and/or voting rights held indirectly and shares and/or voting rights associated with shares and/or voting rights owned as defined by the French Commercial Code will be taken into account.

Furthermore, our articles of association provide that should this notification obligation not be complied with and should one or more shareholders who holds at least 2% of the share capital or voting rights so request, shares in excess of the fraction which should have been declared are deprived of voting rights at any subsequent shareholders meeting convened until two years following the date of making the required notification. Any request of the shareholders shall be recorded in the minutes and will involve the legal penalty referred to above.

Under the terms of the deposit agreement relating to our ADSs, if a holder of ADSs fails to instruct the depositary in a timely and valid manner how to vote such holder’s ADSs with respect to a particular matter, the depositary will deem that such holder has given a proxy to the chairman of the meeting to vote in favor of each proposal recommended by our Board of Directors and against each proposal opposed by our Board of Directors and will vote the ordinary shares underlying the ADSs accordingly. This provision of the depositary agreement could deter or delay hostile takeovers, proxy contests and changes in control or management of Business Objects.

Holders of our shares have limited rights to call shareholders meetings or submit shareholder proposals, which could adversely affect their ability to participate in governance of Business Objects.

In general, our Board of Directors may call a meeting of our shareholders. A shareholders meeting may also be called by a liquidator or a court appointed agent, in limited circumstances, such as at the request of the holders of 5% or more of our issued shares held in the form of ordinary shares. In addition, only shareholders holding a defined number of shares held in the form of ordinary shares or groups of shareholders holding a defined number of voting rights underlying their ordinary shares may submit proposed resolutions for meetings of shareholders. The minimum number of shares required depends on the amount of the share capital of Business Objects and was equal to 2,206,697 ordinary shares based on our share capital as of June 30, 2007. Similarly, a duly qualified association of shareholders, registered with the AMF and us, who have held their ordinary shares in registered form for at least two years and together hold at least a defined percentage of our voting rights, equivalent to 1,888,710 ordinary shares based on our voting rights as of June 30, 2007, may submit proposed resolutions for meetings of shareholders. As a result, the ability of our shareholders to participate in and influence the governance of Business Objects will be limited.

Interests of our shareholders will be diluted if they are not able to exercise preferential subscription rights for our shares.

Under French law, shareholders have preferential subscription rights (droits préférentiels de souscription) to subscribe for cash for issuances of new shares or other securities with preferential subscription rights, directly or indirectly, to acquire additional shares on a pro rata basis. Shareholders may waive their rights specifically in respect of any offering, either individually or collectively, at an extraordinary general meeting. Preferential subscription rights, if not previously waived, are transferable during the subscription period relating to a particular offering of shares and may be quoted on the exchange for such securities on Eurolist by Euronext. Holders of our ADSs may not be able to exercise preferential subscription rights for these shares unless a registration statement under the Securities Act of 1933, as amended, is effective with respect to such rights or an exemption from the registration requirements is available.

If these preferential subscription rights cannot be exercised by holders of ADSs, we will make arrangements to have the preferential subscription rights sold and the net proceeds of the sale paid to such holders. If such rights cannot be sold for any reason, we may allow such rights to lapse. In either case, the interest of holders of ADSs in Business Objects will be diluted, and, if the rights lapse, such holders will not realize any value from the granting of preferential subscription rights.

It may be difficult for holders of our ADSs, rather than our ordinary shares, to exercise some of their rights as shareholders.

It may be more difficult for holders of our ADSs to exercise their rights as shareholders than it would be if they directly held our ordinary shares. For example, if we offer new ordinary shares and a holder of our ADSs has the right to subscribe for a portion of them, the Bank of New York, as the depositary, is allowed, in its own discretion, to sell for such ADS holder’s benefit that right to subscribe for new ordinary shares of Business Objects instead of making it available to such holder. Also, to exercise their voting rights, holders of our ADSs must instruct the depositary how to vote their shares. Because of this extra procedural step involving the depositary, the process for exercising voting rights will take longer for a holder of our ADSs than it would for holders of our ordinary shares.

Fluctuation in the value of the U.S. dollar relative to the euro may cause the price of our ordinary shares to deviate from the price of our ADSs.

Our ADSs trade in U.S. dollars and our ordinary shares trade in euros. Fluctuations in the exchange rates between the U.S. dollar and the euro may result in temporary differences between the value of our ADSs and the value of our ordinary shares, which may result in heavy trading by investors seeking to exploit such differences.

The market price of our shares is susceptible to changes in our operating results and to stock market fluctuations.

Our operating results may be below the expectations of public market analysts and investors’ and therefore, the market price of our shares may fall. In addition, the stock markets in the United States and France have experienced significant price and volume fluctuations in recent periods, which have particularly affected the market prices of many technology companies and often are unrelated and disproportionate to the operating performance of these particular companies. These broad market fluctuations, as well as general economic, political and market conditions, may negatively affect the market price of our shares. The market fluctuations have affected our stock price in the past and could continue to affect our stock price in the future. The market price of our shares may be affected by one or more of the following factors:

•	announcements of our quarterly operating results and expected results of the future periods;

•	our failure to achieve the operating results anticipated by analysts or investors;

•	announcements of technological innovations or new products by us, our customers or competitors;

•	releases or reports by or changes in security and industry analysts’ recommendations;

•	announcements of our competitors or customers’ quarterly operating results, and expected results of future periods;

•	addition of significant new customers or loss of current customers;

•	sales or the perception in the market of possible sales of a large number of our shares by our directors, officers, employees or principal stockholders; and

•	developments or disputes concerning patents or proprietary rights or other events.

The closing sale price of our ADSs on the Nasdaq Global Select Market for the period of January 1, 2007 to July 31, 2007 ranged from a low of $33.74 to a high of $46.49.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under the caption “Risk Factors” in this prospectus and in the documents incorporated by reference in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors”. These factors may cause our actual results to differ materially from any forward-looking statement. Additional information about factors that could affect our future operating results is contained in our reports filed with the SEC, which are incorporated by reference into this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform our prior statements to actual results.

USE OF PROCEEDS

We will receive only the proceeds from the Trust when it subscribes for the initial issuance of the shares reserved by the Trust pursuant to this prospectus. The subscription of these shares will be funded by the participating subsidiaries. We will not receive any proceeds from the delivery of the shares by the Trust to employees of our subsidiaries or the resale of the shares by those persons.

SELLING SHAREHOLDERS

The Trust will subscribe from us the shares covered by this prospectus and deliver the shares underlying the Awards granted to employees of our eligible subsidiaries. The Trust will subscribe for these shares from us using money contributed to the Trust by our eligible subsidiaries. The administrator of the 2001 Sub-Plan will then direct the trustee of the Trust to issue Awards to subsidiary employees.

The following table sets forth information as of June 30, 2007 about the shares beneficially owned by the Trust that may be offered using this prospectus.

The Trust may offer all or some portion of the shares from time to time. Accordingly, no estimate can be given as to the amount or percentage of shares that will be held by the Trust upon termination of any particular offering. See “Plan of Distribution”.

	Before Offering			After Offering
	Number of	Percentage of	Number of	Number of
	Shares	Ordinary	Shares	Shares	Percentage of
Name of Selling (or	Beneficially	Shares	Registered	Beneficially	Shares
Granting) Shareholder	Owned	Outstanding(1)	for Resale	Owned	Outstanding(1)

Business Objects Employee Benefits Sub-Plan Trust	777,470	0.82%	1,000,000	1,777,470	1.85%

(1)	Percentage of ownership is calculated based on Rule 13d-3 of the Exchange Act, using 94,435,450 Ordinary Shares outstanding as of June 30, 2007. For purposes of calculating the percentage of Ordinary Shares beneficially owned before and after this offering, the number of Ordinary Shares assumes the issuance of 1,000,000 additional Ordinary Shares in the offering.

PLAN OF DISTRIBUTION

The proposed issuance of Ordinary Shares to the Trust is intended to provide our non-French subsidiaries, which we call eligible subsidiaries, with the ability to grant Awards from the Trust to their employees pursuant to the 2001 Sub-Plan.

Given the recent changes in the financial accounting implications of equity compensation arrangements, many companies are amending their stock option plans in order to provide greater flexibility. These companies are amending their plans or adopting new plans to permit the granting of full value awards such as restricted stock and performance shares to their employees in the United States and elsewhere. We want to enhance our flexibility by providing our eligible subsidiaries with the ability to grant restricted stock and performance shares to their employees. Implementation of the 2001 Sub-Plan is an essential element of a competitive compensation package. Similar plans are or will be offered by most public companies with which we compete for employees. In providing for a wider range of awards, the eligible subsidiaries will have greater flexibility in dealing with the changing accounting landscape.

Our eligible subsidiaries established the Trust in order to implement an Awards grant program for their employees. The Trust structure enables us to achieve this objective in a manner consistent with French law. The Trust structure also provides us with flexibility in setting the terms of Awards grants, including the flexibility to structure awards for our non-French employees in a tax-efficient manner.

The Trust will subscribe for our Ordinary Shares using money contributed to the Trust by our eligible subsidiaries. The Ordinary Shares will then be converted into ADSs and held by the Trust. The 2001 Sub-Plan Administrator (i.e., a designated committee), will then direct the trustee of the Trust to grant Awards to employees of eligible subsidiaries. After satisfying any relevant vesting conditions set by the 2001 Sub-Plan Administrator and the Award agreement, the ADSs underlying the Awards will then be delivered by the Trust to the employees of eligible subsidiaries. At the shareholders’ meeting held on June 5, 2007, our shareholders authorized the implementation of a separate plan to provide our and our subsidiaries’ employees based in France with the French equivalent of the Awards.

The 2001 Sub-Plan only permits our subsidiaries that are not incorporated in France to grant Awards to their employees. The 2001 Sub-Plan is designed to assist the eligible subsidiaries in attracting, retaining and motivating the best available personnel for the successful conduct and growth of our business.

The eligible subsidiaries have consistently included equity incentives as a significant component of compensation for a broad range of their employees. The eligible subsidiaries’ operations subject them to particularly intense competition in the labor market from both private and public companies. Equity incentives are offered by most companies with which we compete for employees, and we believe it is essential to provide stock-based incentives to both new and existing employees of eligible subsidiaries.

Pursuant to our shareholders authorizations given at the shareholders’ meeting on June 5, 2007, the share issuance price of the new Ordinary Shares to the Trust shall be determined by our board of directors with the right to delegate to the chief executive officer and shall be equal to at least 100% of the closing price in euros per Ordinary Share on Eurolist by Euronext on the last trading day preceding the approval of the board of directors or the chief executive officer to issue the new Ordinary Shares, at such price as published by Euronext or such other source determined by the board of directors or the chief executive officer in its or his business judgment. Pursuant to French law, we were required to obtain shareholder approval for the issuance of shares by us to the Trust. As part of this authorization the shareholders have delegated to our board of directors the authority to issue the new shares to the Trust.

The 2001 Sub-Plan is administered by a designated committee of the eligible subsidiaries, or the Subsidiary Administrator, who directs the trustee with respect to:

•	selecting the employees of the eligible subsidiaries to whom Awards shall be granted;

•	determining whether and to what extent Awards are granted;

•	determining the number of ADSs to be covered by each Award;

•	approving forms of Award agreements for use under the 2001 Sub-Plan;

•	determining the terms and conditions, including vesting, of Awards. These terms and conditions may provide for the distribution of Awards at a specific time after vesting;

•	construing and interpreting the terms of the 2001 Sub-Plan and Awards granted thereunder;

•	prescribing, amending and rescinding rules and regulations relating to the 2001 Sub-Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under applicable tax laws;

•	modifying or amending each Award; and

•	making all other determinations deemed necessary or advisable for administering the 2001 Sub-Plan.

Restricted stock and performance shares may be granted to eligible subsidiary employees as determined by the Subsidiary Administrator and communicated to the trustee.

Restricted stock and performance shares shall be granted in the form of units to acquire shares from the Trust. Each restricted stock award shall be evidenced by an agreement specifying such other terms and conditions as are determined by the Subsidiary Administrator.

Any dividends or tax credits applicable to shares underlying Awards that are held in the Trust shall be distributed or forfeited at the same time as the underlying ADS, according to their vesting or distribution schedule and the terms of the Amended and Restated Deposit Agreement dated October 15, 2003.

In the event of a capital transaction impacting our capital structure, appropriate adjustments shall be made in the number of shares and the price (if any) subject to the Awards. We will issue to the Trust the number of shares required to carry out such adjustments within the limits defined by our shareholders’ authorizations, according to the terms of the Amended and Restated Deposit Agreement dated October 15, 2003.

In the event that we are acquired in any merger, consolidation, acquisition of assets or like occurrence, each outstanding Award granted under the 2001 Sub-Plan will be assumed or an equivalent right substituted by a successor corporation (or trust thereof). If such Awards granted under the 2001 Sub-Plan are not assumed, they would become fully vested prior to the closing of such merger or consolidation.

The Subsidiary Administrator may amend, suspend or terminate the 2001 Sub-Plan at any time; provided, however, that shareholder approval is required for any amendment to the extent necessary and desirable to comply with applicable laws and regulations.

The 2001 Sub-Plan, unless terminated earlier, will terminate on December 5, 2008.

The 2001 Sub-Plan is a non-employee stock ownership equity incentive plan and is therefore not subject to the Employee Retirement Income Security Act of 1974, as amended. The Trust established shall be irrevocable and is intended to be a grantor trust of which the eligible subsidiaries are the grantor.

An Award granted under the 2001 Sub-Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution.

If an Award expires without having been fully vested, the unvested shares will either be returned to the available pool of shares reserved for delivery under the 2001 Sub-Plan or, at the direction of the 2001 Sub-Plan Administrator, shall be sold by the Trust on a stock exchange with the proceeds paid to the applicable subsidiary.

Unless the Subsidiary Administrator provides otherwise or as otherwise required by applicable laws, Awards shall cease vesting commencing on the ninety-first day of any unpaid leave of absence and shall only recommence upon return to active service.

French Selling Restrictions

This prospectus or any related documents are not being distributed in the context of a public offering in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier), and thus this prospectus has not been and will not be submitted to the AMF for approval (Visa) in France and, accordingly, may not and will not be distributed to the public in France.

This prospectus is not to be further distributed or reproduced (in whole or in part) in France by the recipients of this prospectus and the prospectus has been distributed with the understanding that such recipients of this prospectus will only participate in the issue or sale of the ADSs or Ordinary Shares for their own account and undertake not to transfer, directly or indirectly, the ADSs or Ordinary Shares to the public in France, other than in compliance with all applicable laws and regulations, in particular, Articles L. 411-1 and L. 411-2 and Articles D. 411-1 to D.411-4 of the French Monetary and Financial Code.

DESCRIPTION OF OUR SHARE CAPITAL

The following describes our share capital pursuant to our articles of association and applicable French law. Such description of our share capital and information does not purport to be complete and is qualified in its entirety by reference to our articles of association. Complete copies of our articles of association are filed as exhibits to our public filings.

Composition of Our Share Capital

We have only one class of share. As of June 30, 2007, this class consisted of 96,919,617 Ordinary Shares, including 2,484,167 shares held by the company or its affiliates in treasury. The shares are fully paid. Our articles of association provide that shares may be held in registered form or bearer form, at the option of the shareholders.

A holder of our ordinary shares may obtain our ADSs if the holder desires to trade the shares on the NASDAQ Global Select Market. In order to obtain our ADSs, a holder of our ordinary shares is required to deposit the holder’s ordinary shares with our depositary, The Bank of New York. Upon deposit of the ordinary shares, the depositary will issue the corresponding number of ADSs. The shareholder is also required to pay a per share fee to the depositary, as well as any applicable taxes and governmental charges. Holders of our ADSs may also obtain our ordinary shares by surrendering their ADSs, along with the payment of applicable fees, taxes and governmental charges to the depositary. Under French law, no fractional shares may be issued.

Changes in our Share Capital

Except as set forth below, our share capital may be increased only with the approval of our shareholders at an extraordinary general meeting, following a recommendation by our board of directors, as well as by shareholders holding, either alone or together with other shareholders, a defined percentage of our share capital or by certain duly qualified associations who have held their shares in registered form for at least two years and together who hold a specified percentage of our voting rights, or by our workers committee in compliance and within the limits of French law. Increases in our share capital may be effected either by the issuance of additional shares, including the creation of a new class of shares, or by an increase in the nominal value of existing shares. Additional shares (ordinary or preferred) may be issued as follows:

•	for cash;

•	in satisfaction of indebtedness incurred by us;

•	for assets contributed in kind;

•	upon the conversion, exchange or redemption of debt securities previously issued by u;

•	upon the exercise of any such rights attached to other securities giving rights to common or preferred shares, including warrants or stock options; or

•	by capitalization of profits, reserves and premiums in our share capital.

Under French law, the shareholders, at an extraordinary general meeting, may delegate the authority, subject to certain conditions, or the powers to carry out certain increases in our share capital to the board of directors. The board of directors may further delegate this right to the chief executive officer and, with his or her agreement, to one or several deputy chief executive officers. Each time our shareholders vote for a capital increase in cash or delegate to our board of directors the powers or authority to implement a capital increase (except if this capital increase results from an earlier issue of securities giving access to share capital), our shareholders must decide whether or not to proceed with a capital increase reserved to our employees and employees of our subsidiaries or whether or not to delegate to the board of directors the right to carry out such reserved capital increase.

French law permits preferred shares to have different liquidation, voting and dividend rights. Our articles of association provide that share dividends may be distributed in lieu of payment of cash dividends for all or part of the annual or interim dividends in either cash or shares.

Our share capital may be decreased only with the approval of our shareholders at an extraordinary general meeting. This may be accomplished either by decreasing the nominal value of the shares or by reducing the number of outstanding shares. The conditions under which our share capital may be reduced will vary depending on whether the reduction is attributable to losses incurred by us. Under French law, holders of each class of shares must be treated equally. If the reduction is not attributable to losses, each shareholder will be offered an opportunity to participate in the capital reduction. The number of outstanding shares may be reduced either by an exchange of shares or by a repurchase and cancellation of our shares by us. Further, if, as a consequence of losses, our net equity (capitaux propres) is reduced below one-half of our share capital, our board of directors must, within four months from the approval of the accounts showing this loss, convene an extraordinary general meeting of shareholders to decide whether we should be dissolved before our statutory term. If dissolution is not approved, our share capital must, by no later than the end of the second fiscal year following the fiscal year during which the losses were acknowledged, and subject to the legal provisions concerning the minimum share capital of sociétés anonymes, be reduced by an amount at least equal to the losses which could not be charged on reserves, unless during that period the net assets have been restored up to an amount at least equal to one-half of our share capital.

Pursuant to a general meeting of our shareholders held on June 7, 2006, the shareholders authorized our board of directors to effect increases in our share capital by issuing new shares, bonds convertible, exchangeable or redeemable into our shares, warrants to subscribe for our shares or other securities giving access to our share capital with or without preferential subscription rights. Pursuant to the same general meeting of our shareholders, our board of directors has been authorized to increase our share capital by incorporation of reserves, profits or premiums. At the discretion of our board of directors, these issuances may be subject to the preferential subscription rights of our shareholders, or, in the event new shares are offered to the public, without shareholder preferential subscription rights. The total aggregate amount of the nominal value of the ordinary shares issued or to be issued (with or without preferential subscription rights) upon conversion, exchange or redemption of bonds or exercise of warrants or exercise of other securities or by incorporation of profits, premiums or reserves may not exceed €2,000,000, corresponding to 20,000,000 ordinary shares, with a nominal value of €0.10 each. The total aggregate amount of the nominal value of the bonds convertible, exchangeable or redeemable into shares that may be issued may not exceed € 450,000,000. The authorization expires at the earlier of our 2008 general meeting of shareholders or August 7, 2008.

Pursuant to a general shareholders’ meeting held on June 7, 2006, our board of directors has been authorized to reduce our share capital by cancellation of treasury shares of up to 10% in any 24 month period. The authorization is valid for a maximum period of 18 months from June 7, 2006. This authorization replaces and voids the one previously approved by our shareholders on June 14, 2005.

Pursuant to a general shareholders meeting held on June 7, 2006, the board of directors has been authorized to issue warrants for free to all our shareholders if, inter alia, a tender offer is launched on our share capital. The total nominal value of the shares to be issued following the exercise of these warrants may not exceed €12,500,000. This authorization will expire on December 6, 2007.

Preferential Subscription Rights

Unless previously waived, shareholders have preferential subscription rights to subscribe for additional shares issued by us for cash on a pro rata basis. Shareholders may waive these preferential subscription rights at an extraordinary general meeting under certain circumstances. Preferential subscription rights, if not previously waived, are transferable during the subscription period relating to a particular offering. These rights may also be listed on Eurolist by Euronexttm.

A two-thirds majority of the shares entitled to vote at an extraordinary general meeting of shareholders may vote to waive preferential subscription rights with respect to any particular offering. French law requires that the board of directors and our independent auditors present reports that specifically address any proposal to waive preferential subscription rights. In the event of a waiver, the issue of securities must be completed within the period prescribed by French law. The shareholders may also decide at an extraordinary general meeting of shareholders to give the existing shareholders a non-transferable priority right (délai de priorité) to subscribe to the new securities, during a limited period of time. Shareholders may also notify us that they wish to waive their own preferential subscription rights with respect to any particular offering if they so choose.

Attendance and Voting at Shareholders’ Meetings

French law provides for two types of general meetings of shareholders, ordinary and extraordinary. Ordinary general meetings of shareholders are required for matters such as the following:

•	the election, replacement or removal of directors;

•	the allocation of fees to directors;

•	the appointment of statutory auditors;

•	the approval of annual and consolidated financial accounts;

•	the declaration of dividends and authorization of dividends to be paid in shares;

•	the authorization to purchase our shares;

•	the approval of regulated agreements; and

•	in general, those matters not specifically reserved by French law to extraordinary general meetings.

Extraordinary general meetings of shareholders are required for approval of matters such as the following:

•	amending the articles of association;

•	amending shareholders’ rights;

•	increases in our share capital, including the possible waiver by shareholders of their preferential subscription rights;

•	decreases in our share capital;

•	the creation of a new class of equity securities (common or preferred shares);

•	the authorization to issue securities giving access to our share capital;

•	the approval of mergers, acquisitions for stock, and the like; and

•	our voluntary liquidation prior to the end of its statutory term.

Shareholder approval at an extraordinary meeting is required for any and all mergers in which we are not the surviving entity or in which we are the surviving entity and we issue a portion of its share capital to the shareholders of the acquired entity.

Special meetings of shareholders of a certain category of shares or of securities giving access to our share capital are required for any modification of the rights derived from such category of shares of for any modification of the terms for such securities giving access to our share capital. The resolutions of the shareholders’ general meeting affecting these rights are effective only after the approval by the relevant special meeting.

At an ordinary general meeting of shareholders, a simple majority of the votes cast is required to pass a resolution. At an extraordinary general meeting of shareholders, a two-thirds majority of the votes cast is required. A simple majority of shareholders’ vote present is required to pass a resolution concerning a capital increase by incorporation of reserves, profits or premiums at an extraordinary general meeting. However, a unanimous vote is required to increase the liabilities of shareholders. Abstention by those present or represented by proxy is deemed a vote against the resolution submitted to a vote.

The presence in person or by proxy or by any means of telecommunications in accordance with applicable laws and regulations of shareholders holding not less than 20%, in the case of an ordinary general meeting, or 25%, in the case of an extraordinary general meeting, of the shares entitled to vote is necessary for a quorum on first call. If a quorum is not present, then the meeting is postponed. There is no quorum requirement in the case of a reconvened ordinary general meeting; however, the presence in person or by proxy or by any means of telecommunications in accordance with applicable laws and regulations of shareholders holding not less than 20% of the shares entitled to vote is necessary for a quorum in the case of a reconvened extraordinary general meeting.

Our board of directors is required to convene an annual ordinary general meeting of shareholders, for approval of the annual account and consolidated financial statements to be held within six months of the end of its fiscal year. However, the president of the commercial court (tribunal de commerce) may extend this six-month period. Other ordinary or extraordinary meetings may be convened at any time during the year. Meetings of shareholders may be convened by our board of directors or, if our board of directors fails to call a meeting, by our statutory auditors or by a court-appointed agent. The court may be requested to appoint an agent either (i) by one or more shareholders holding not less than 5% of our share capital, (ii) by a duly qualified association of shareholders having held their shares in registered form for at least two years and holding at least a defined percentage of our voting rights, (iii) by any interested party in emergency situations, (iv) by the workers’ committee in emergency situations, (v) by the auditors, or (vi) by shareholders holding a majority of the share capital or voting rights after a public tender offer or the acquisition of a controlling block of shares.

Shareholders’ meetings must be announced by a preliminary notice (avis de réunion) at least 35 days prior to the meeting date. The preliminary notice must set forth certain information, including the time, date and place of the meeting, the agenda for the meeting, a draft of the resolutions to be submitted to the shareholders, the procedures which holders of bearer shares must follow to attend the meeting, the address of the Internet website, if any, the procedure for voting by proxy or at a distance, including by electronic means and the e-mail address (if any) to which written questions to the board of directors can be sent. The preliminary notice must also be published in the Bulletin des Annonces Légales Obligatoires, or BALO, a French legal publication. Prior to publication, the preliminary notice must have been sent to the AMF.

A final notice (avis de convocation) must be sent to the AMF, and to all holders of registered shares who have held their shares for more than one month, and published in a qualified newspaper and in the BALO, at least 15 days prior to the shareholders’ meeting upon first call, and at least six days prior to the shareholders’ meeting upon second call. This final notice must set forth, among other things, the procedures for voting by holders of bearer shares, by proxy and at a distance, the time, date, place and agenda of the meeting and the e-mail address (if any) to which written questions to the board of directors can be sent.

Shareholders or groups of shareholders holding a specified percentage of our share capital may submit proposed resolutions for meetings of shareholders. The minimum number of shares required depends on the amount of our share capital and was equal to 2,206,697 ordinary shares based on our share capital as of June 30, 2007. Similarly, a duly qualified association, registered with the AMF and us, of shareholders having held their shares in registered form for at least two years, and together holding at least a defined percentage of our voting rights, equivalent to 1,888,710 ordinary shares based on our voting rights as of June 30, 2007, may propose additional resolutions. If the preliminary notice is published in the BALO on or after the 45th day before the meeting date, the proposed resolution must be sent to the Chairman of the board of directors within 25 days of publication of the preliminary notice in the BALO. If the preliminary notice is published in the BALO before the 45th day before the meeting date, the proposed resolution must be sent to the Chairman of the board of directors within 20 days of publication of the preliminary notice in the BALO. The shareholders wishing to submit additional resolutions must provide to the board of directors with their request a certificate (attestation de participation) from their accredited intermediary evidencing their share ownership. This certificate must be issued again at midnight on the third business day before the shareholders’ meeting.

In addition to being entitled to certain information about us, any shareholder may, during the 15 day period preceding a shareholders’ meeting, submit to our board of directors written questions relating to the agenda for the meeting. The shareholder must however provide a certificate from its accredited intermediary evidencing its share ownership at least four business days before the shareholders’ meeting. The board of directors is required to respond to these questions during the meeting.

Pursuant to the French law, the right to attend and/or to vote in a general meeting of shareholder is subject to the book accountings on behalf of the shareholder or of the shareholder registered intermediary, by the third business day prior to the shareholder meeting at midnight, Paris time, either in the registered shares account held by us or in the bearer shares account held by the authorized intermediary, evidenced by a shareholding certificate.

This requirement necessarily excludes holders of ADSs who have not properly registered their shares as ordinary shares. Shareholders who have properly registered their ordinary shares may participate in general meetings in person or by proxy or by mail or by any means of telecommunication in accordance with applicable laws and regulations, and may vote in proportion to the number of shares held. Each share carries the right to one vote except for shares held by entities controlled directly or indirectly by us that are not entitled to any voting rights under French law. Proxies may be granted by a shareholder as follows:

•	to his or her spouse;

•	to another shareholder or if the shareholder is not a French resident as defined in the French Civil Code, to an intermediary registered under the condition set forth by French law;

•	to a legal representative, in the case of a corporation; or

•	automatically, by sending a proxy in blank to our agent without designating any representative.

In the case of a blank proxy, the chairman of the meeting of shareholders will vote the shares, with respect to which the blank proxy has been given, in favor of all resolutions proposed or approved by our board of directors and against all others.

Our ADSs are voted by the depositary in accordance with the depositary agreement. Holders of ADSs receive notices of shareholder meetings and other reports and communications, in English, as are generally made available to the holders of our ordinary shares. Shareholders’ meeting notices are distributed to holders of ADSs in general at least 30 days prior to the meeting date. The holders of ADSs vote their shares by completing and submitting a voting instruction card to the depositary. If a voting instruction card is not returned to the depositary, or if the voting instruction card is returned but it is improperly completed, the depositary will vote the shares in favor of each proposal recommended or approved by our board of directors and against each other proposal. Alternatively, a holder may exchange his or her ADSs for ordinary shares at least one day before the shareholders’ meeting and vote the ordinary shares directly.

Dividend and Liquidation Rights

Profits available for distribution to our shareholders as dividends are comprised of net profits in each fiscal year, as increased or reduced, as the case may be, by any profit or loss carried forward from prior years less any contributions to the reserve accounts pursuant to law or our articles of association. Dividends may also be distributed from special reserves, subject to approval by our shareholders and as described more fully below.

We are legally required under French law to establish and maintain a legal reserve as part of our share capital by making a minimum allocation of 5% of our net profits each year to a legal reserve fund and it may be necessary to maintain it at a level equal to 10% of the aggregate nominal value of our share capital, which may be increased or reduced from time to time. The legal reserve is distributable only upon our liquidation. French law and our articles of association also provide that our distributable profits, after deduction of any amounts required to be allotted to the legal reserve, can be allocated to one or more special purpose reserves or distributed as dividends, as may be determined at an ordinary general meeting of shareholders.

Dividends are paid if approved by the shareholders at an ordinary general meeting of shareholders at which the annual accounts are approved. Dividends are distributed to shareholders pro rata based on their respective holdings of shares. The dividend payment date is determined by the shareholders at the ordinary general meeting approving the declaration of the dividends, or by the board of directors in the absence of a determination by the shareholders. If authorized, payment of the dividends must occur within nine months of the end of our fiscal year unless otherwise authorized by court order. Under French law, dividends not claimed within five years of their payment date revert to the French State. Our articles of association authorize our shareholders, at an annual ordinary general meeting of shareholders, to grant each shareholder an option to receive all or part of any annual or interim dividends in either cash or shares. If shareholders are given a choice with respect to all of any annual or interim dividend, they must choose to receive all of any such dividend in either cash or stock. If shareholders are given a choice only with respect to a portion of any annual or interim dividend, they must choose to receive all of any such portion in either cash or stock.

If our net profits for the year in which dividends are paid are sufficient as reflected in an interim income statement certified by our auditors, our board of directors has the authority, subject to French law and regulations, to distribute interim dividends without prior approval of our shareholders. Interim dividends may not exceed our net income.

We have not paid any cash dividends on its ordinary shares since inception. We currently anticipate that we will retain all future earnings for use in our business, and we do not anticipate paying any dividends in the foreseeable future.

If we were liquidated, the assets remaining after payment of our debts, liquidation expenses and all of our remaining obligations would first be used to repay in full the nominal value of our ordinary shares, and the surplus, if any, would be distributed among the holders of ordinary shares in proportion to the nominal value of their shareholdings.

Repurchase of Ordinary Shares

Under French law, a company may not subscribe for its own shares. However, pursuant to regulations of the European Union, French law and the AMF’s regulations, we may, either directly or indirectly through a financial services intermediary (prestataire de services d’investissement), purchase our own shares in an amount of up to 10% of our share capital in connection with a share repurchase program the details of which must be published in a press release prior to the implementation of the share purchase program, in accordance with the provisions of the “Réglement Général” from the AMF, or the AMF Rules. We are required to report all trades made in our own shares to the AMF, which the AMF then makes public, and to the shareholder’s meeting held each year.

Share repurchases in connection with a share repurchase program may be made only by companies whose shares are admitted for trading on a “regulated market”. Under French law, the term “regulated market” does not currently include The Nasdaq Global Select Market but does include the Eurolist by Euronexttm on which our shares are listed. Further, purchases by us of our own shares may not result in the Company holding directly or through a person acting on our behalf more than 10% of our own shares or if we have different classes of shares, 10% of the shares in each class. If any repurchase were to result in our holding more than 10% of our issued shares, we would be required to sell any shares in excess of the 10% threshold within one year. French law further requires that any shares in excess of the 10% limit, not sold within the one year period, be cancelled. Shares repurchased may be cancelled by an extraordinary general shareholders’ meeting, although no more than 10% of the share capital may be cancelled within any single 24-month period.

Shares repurchased must be held in registered form and be fully paid up. They are deemed to be outstanding under French law, but are not entitled to any dividend or voting rights. In addition, the preferential subscription rights attached to the repurchased shares may not be exercised by us. Further, the shareholders, at an extraordinary general meeting, may decide not to take the repurchased shares into account in determining the preferential subscription rights attached to other shares. In the absence of such a decision, the rights attached to any shares held by us must either be sold on the market before the end of the subscription period or distributed to other shareholders on a pro rata basis.

At the shareholders’ meeting held on June 7, 2006, our shareholders authorized the repurchase of our ordinary shares pursuant to our share repurchase program in accordance with French law. Under this authorization, our board of directors may repurchase and dispose of up to 10% of our shares at a maximum purchase price of €43, provided that the amount of funds dedicated to this share repurchase program may not exceed €250 million.

The shares may be repurchased, upon a decision of the board of directors, to:

•	purchase and hold shares in treasury form in order to later provide shares as consideration in the context of potential external growth transaction, in compliance with applicable securities regulations and stock market rules;

•	fulfill obligations related to stock option programs or other allocations of shares to our employees or officers or of a related company;

•	deliver shares upon the exercise of the rights attached to securities giving right to our shares;

•	manage the market making in the secondary market and the liquidity of our share price by an investment services provider through a liquidity agreement compliant with the ethics charter approved by the AMF and subject to compliance with the rules of the SEC and the Nasdaq National Market;

•	cancel such repurchased shares, subject to the approval of a specific resolution by the extraordinary shareholders’ meeting; or

•	implement any market practice which would become authorized by law or the AMF and subject to compliance with the rules of the SEC and the Nasdaq National Market.

At the shareholders’ meeting held on June 7, 2006, our shareholders authorized a share capital decrease upon the cancellation of the shares repurchased under the share repurchase program, up to a limit of 10% of our share capital in one 24 month period.

On April 24, 2007, our board of directors authorized us to repurchase up to 2 million of its own shares for a total amount of up to $100 million (€75 million) under the share repurchase program authorized by its shareholders at our shareholders’ meeting on June 7, 2006. In May 2007, we repurchased two million of our own shares for a total amount of $79 million (€58.6 million). On June 4, 2007, our board of directors decided to cancel these two million shares under the share repurchase program authorized by our shareholders at our shareholders’ meeting on June 7, 2006

We are aware that U.S. and French securities laws impose certain restrictions on our ability to repurchase our own shares. We intend to fully comply with these laws in connection with any repurchases we make.

Trading in our Shares

Pursuant to the regulations of the European Union and the AMF, we may not trade in our own shares for the purpose of manipulating the market. Pursuant to these regulations, there are certain requirements for trades by a company to be considered valid:

•	the issuer may not, when executing trades under a share repurchase program, purchase shares at a price higher than the highest price of the last independent trade or the highest current independent bid on the trading venue where the purchase is carried out;

•	when the issuer carries out the purchase of its own shares through derivative financial instruments, the exercise price of such derivative financial instruments shall not be above the higher of the price of the last independent trade or the highest current independent bid; and

•	the issuer may not purchase more than 25% of the average daily volume of the shares in any one day on the regulated market on which the purchase is carried out. The average daily volume figure is to be based on the average daily volume traded in the month preceding the month of public disclosure of the program and fixed on that basis for the authorized period of the program. Where the program makes no reference to that volume, the average daily volume figure must be based on the average daily volume traded in the 20 trading days preceding the date of purchase.

In addition, in order to benefit from the exemption provided by the regulations of the European Union and the AMF, a company shall not, during its participation in a share repurchase program, engage in the following trading:

•	the sale of its own shares during the life of the program;

•	trading where the company becomes aware of information that, if disclosed, would have a significant impact on the market price of its securities; or

•	trading during a 15-day period before the date on which the company makes its consolidated, annual and intermediary accounts public.

However, these requirements do not apply if:

•	the issuer has in place a time-schedule share repurchase program; or

•	the share purchase program is lead-managed by an investment firm or a credit institution which makes its trading decisions in relation to the issuer’s shares independently of, and without influence by, the issuer with regard to the timing of the purchases.

Pursuant to the AMF Rules and its instructions, we must publicly disclose any transactions carried out pursuant to an ongoing share repurchase program by way of a press release posted on the AMF’s website, no later than the seventh trading day following the date of execution of any such transactions.

In addition, as the case may be, we will disclose, at least once a month, specified information regarding transactions.

Cross Shareholdings and Holding of our Shares by our Subsidiaries

French law prohibits a company from holding our shares if we hold more than 10% of that company’s share capital. Likewise, we may not own any interest in a French company holding more than 10% of our share capital. In the event of a cross shareholding violation, and failing agreement between the companies involved in order to regularize the situation the company owning the smaller percentage of shares in the other company must sell its interest within one year. If the cross shareholding is equally important, each company will reduce its respective cross shareholdings so that each company’s shareholdings do not exceed 10% of the other company’s share capital within one year. Until sold, the shares are deprived of their voting rights. Failure by the officers and directors of a company to sell the shares is a criminal offense.

Requirements for Holdings Exceeding Certain Percentages

French law provides that any individual or entity (including a holder of ADSs) acting alone or in concert that becomes the owner of more than 5%, 10%, 15%, 20%, 25%, 33 1/3%, 50%, 66 2/3%, 90% or 95% of the share capital or voting rights of a company listed on a regulated market, such as the Eurolist by Euronexttm, or that increases or decreases its shareholding or voting rights above or below by any of the foregoing percentages, is required to notify the company within five trading days, of the number of shares and ADSs its holds individually or in concert with others and the voting rights attached to the shares and the number of securities giving access to shares and voting rights. The individual or entity must also notify the AMF within five trading days of crossing any of the foregoing percentages. The AMF makes the information available to the public. In addition, any individual or legal entity acquiring more than 10% or 20% of our outstanding shares or voting rights must file a notice with us and the AMF within 10 trading days. The AMF makes such notice available to the public. This report must state whether the acquirer acts alone or in concert with others and must indicate the acquirer’s intention for the following 12-month period, including whether or not it intends to continue its purchases, to acquire control of us or to seek nomination (for itself or for others) to our board of directors. The acquirer must also publish a press release stating its intentions in a financial newspaper of national circulation in France. The AMF makes the notice public. The acquirer may amend its stated intentions by filing a new report, provided that it does so on the basis of significant changes in its own situation or stockholdings.

Any shareholder who fails to comply with these requirements will have the voting rights for all shares in excess of the relevant thresholds suspended until the second anniversary of the completion of the required notifications and may have all or part of such voting rights suspended for up to five years by the relevant commercial court at the request of our chairman, any of our shareholders or the AMF and may be subject to a €18,000 fine.

Our articles of association provide that any individual or entity (including a holder of ADSs) acting alone or in concert who acquires a number of shares equal to or greater than 2% or a multiple thereof, of our share capital or voting rights, shall within five trading days of crossing such holding threshold inform us of the total number of shares or voting rights that such person holds by a registered letter with a proof of delivery slip addressed to our headquarters or by an equivalent means in accordance with applicable foreign law. When the threshold is crossed as a result of a purchase or sale on the stock market, the period of five trading days allowed for disclosure begins to run on the trading date of the securities and not the delivery date. This notification obligation also applies, as set forth above, whenever a new threshold of 2% is reached or has been crossed (whether an increase or decrease), for whatever reason, up to and including a threshold of 50%. In determining the threshold referred to above, both shares and/or voting rights held indirectly and shares and/or voting rights associated with shares and/or voting rights owned as defined by the French Commercial Code will be taken into account.

Furthermore, our articles of association provide that should this notification obligation not be complied with and should one or more shareholders who holds at least 2% of the share capital or voting rights so request, shares in excess of the fraction which should have been declared are deprived of voting rights at any subsequent shareholders’ meeting convened until two years following the date of making the required notification. Any request of the shareholders shall be recorded in the minutes and will involve the legal penalty referred to above.

Under the AMF Rules, and subject to limited exemptions granted by the AMF, any person or persons acting in concert who comes to own more than 33 1/3% of the share capital or voting rights of a listed company must initiate a public tender offer for the remainder of the share capital and voting rights of such company and for the balance of the securities giving access to the share capital of such company.

The provisions described above may impede the accumulation of our shares by third parties seeking to gain a measure of control over us and could have other anti-takeover effects.

Form and Holding of Ordinary Shares

Form of Ordinary Shares.  Our shares may be held in either registered or bearer form at the option of each shareholder, subject to applicable regulations regarding the form of the shares held by certain legal or natural persons.

Shares of companies listed on the Eurolist by Euronexttm are cleared by LCH Clearnet S.A. via Clearing 21 and settled through Euroclear Paris S.A., using a continuous net settlement system. These companies may use the procedure known as titres au porteur identifiable according to which Euroclear Paris S.A. may, upon request, disclose, among other things, the name, nationality, address, and number of shares held by each shareholder and as the case may be, the restrictions attached to these securities. This information may only be requested by the listed company itself and may not be disclosed to third parties. Our articles of association provide expressly for the possibility to use this procedure.

Holding of Ordinary Shares.  In accordance with French law, the ownership rights of shareholders are represented by book entries instead of share certificates. We maintain a share account with Euroclear Paris S.A. for all shares in registered form, which is administered by BNP Paribas Securities Services. Shares are registered in the name of their respective owners in individual shareholder accounts maintained by or on behalf of the Company through the accredited intermediary.

Each shareholder’s account shows the name of the shareholder and the number of shares held. We will issue or cause to be issued confirmations (attestations d’inscription en compte) as to holdings of shares registered in a shareholder’s account to the persons in whose names the shares are registered. These confirmations do not constitute documents of title.

Shares of a listed company may also be held in bearer form. Shares held in bearer form are held and registered on the shareholder’s behalf in an account maintained by an accredited financial intermediary and are credited to an account at Euroclear Paris S.A. maintained by the intermediary. This account is separate from our share account with Euroclear Paris S.A. Each accredited financial intermediary maintains a record of shares held through it and issues certificates of inscription for the shares it holds. Transfers of shares held in bearer form may only be made through accredited financial intermediaries and Euroclear Paris S.A.

Anti-takeover Provisions

At the shareholders’ meeting held on June 7, 2006, our shareholders approved a resolution delegating to the board of directors the authority to issue, on one or more occasions, warrants, free of charge, to all our shareholders, according to Articles L.233-32 and L.233-33 of the French Commercial Code. This resolution also delegates to the board of directors the authority to set the exercise conditions and terms of the warrants, which would allow the subscription, with preferential conditions, of one or more of our shares. The maximum number of warrants issuable cannot exceed the number of shares comprising our share capital at the time of the issuance of the warrants. The maximum nominal amount of shares issuable cannot exceed €12,500,000. This delegation to the board of directors is valid until December 6, 2007.

The issuance of warrants is designed to protect and maximize the value of the outstanding equity interests in us in the event of an unsolicited takeover attempt in a manner or on terms not approved by the board of directors. The board of directors can issue the warrants only in accordance with the reciprocity exception pursuant to French law, which means in the context of one or several offers, where at least one of which is made by an acquirer that would not be required to obtain prior shareholder approval before adopting a similar defensive measure against an unapproved public tender offer or exchange offer or by an acquirer that is controlled by an entity that would not be required to obtain prior shareholder approval before adopting a similar defensive measure against an unapproved public tender offer or exchange offer.

In the event of a hostile offer, the board of directors will disclose its intention to use the delegation granted pursuant to the resolution, and would issue the warrants only if the acquirer refused to cancel its offer or refused to improve the terms of the offer in a manner that would lead the board of directors to approve the offer. In the event that the takeover bid and any concurrent bid fails, expires or is withdrawn, the warrants will expire. Accordingly, the warrants should not interfere with any merger or business combination approved by the board of directors.

The warrants are not intended to prevent all takeover attempts of us. The warrants may, however, have the effect of rendering more difficult or discouraging an acquisition of us deemed undesirable by the board of directors. The warrants may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors.

The warrants would be issued, free of charge, to all holders of our shares on record as of a date set by the board of directors, which would be before the end of the tendering period. The subscription price per share would be at least equal to the share nominal value (i.e., as of the date of this filing, €0.10).

At the shareholders’ meeting held on June 7, 2006, in accordance with Article L.233-33 of the French Commercial Code, our shareholders also approved a resolution authorizing the board of directors to use, during a tender offer, the authorizations and delegations to increase our capital pursuant to resolutions 16 to 25 and 27 as approved at the same shareholders meeting. The board of directors can use these authorizations and delegations only in accordance with the reciprocity exception pursuant to French law, as described above. In the event of a hostile offer, the board of directors would be able to issue our shares and/or other securities in accordance with the terms, conditions and limitations set forth pursuant to resolutions 16 to 25 and 27 as approved at the same shareholders meeting. The issuance of securities to shareholders, through a public offering, or to employees under the authorizations and delegations during a tender or exchange offer could have the effect of making it more difficult for the party making the offer to succeed. Prior to the issuance of the shares and/or other securities the appropriate registration statements would need to be filed with the SEC.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
AND AMERICAN DEPOSITARY RECEIPTS

Our ADSs are securities created under the terms of a deposit agreement with The Bank of New York, as depositary. Each of our ADSs represents an ownership interest in one of our Ordinary Shares which is deposited with the custodian, as agent of the depositary, under the deposit agreement. Following any distribution with respect to our Ordinary Shares, or any change affecting such shares, each of our ADSs will also represent any additional Ordinary Shares and any other securities, cash or other property deposited with the depositary with respect to that ADS but not distributed by it directly to holders of our ADSs. Our ADSs are evidenced by what are known as American depositary receipts, or ADRs, which are executed and delivered by the depositary with respect to a deposit of our Ordinary Shares. The Bank of New York’s corporate trust office is located at 101 Barclay Street, New York, New York 10286 and its principal executive office is located at One Wall Street, New York, New York 10286.

Our ADSs may be held either directly by a holder having ADRs registered in the holder’s name on the books of the depositary or indirectly through a broker or other financial institution. The following description assumes our ADSs are held directly. If our ADSs are held through a broker or financial institution nominee, the procedures of the broker or financial institution must be relied upon to assert the rights of a holder of our ADSs described in this section. Persons who hold our ADSs through a broker or financial institution nominee should consult with their broker or financial institution to find out what those procedures are.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to holders of our ADSs. For more complete information, holders of our ADSs should read the deposit agreement, which is incorporated herein by reference.

Share Dividends and Other Distributions

We may make various types of distributions with respect to its securities. The depositary has agreed to pay to holders of our ADSs the cash dividends or other distributions it or the custodian receives on our Ordinary Shares or other deposited securities, after deducting its fees and expenses. Holders of our ADSs will receive these distributions in proportion to the number of underlying Ordinary Shares their ADSs represent.

Cash.  The depositary will convert cash distributions from foreign currency to U.S. dollars if this is permissible and can be done on a reasonable basis and if it can transfer the U.S. dollars to the United States. The depositary will endeavor to distribute the cash in a practicable manner, and may deduct any taxes required to be withheld, any expenses of converting foreign currency and transferring funds to the United States, and other expenses and adjustments. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, holders of our ADSs may lose some or all of the value of the distribution. If funds cannot be converted on a reasonable basis to U.S. dollars, the depositary may distribute the foreign currency to the ADS holders or hold the foreign currency uninvested and without interest for our ADS holders. The depositary will distribute only whole U.S. dollars and will round fractional cents to the nearest whole cent.

Shares.  In the case of a distribution in our Ordinary Shares, the depositary may, upon prior consultation with and approval by us, and will, if we so request, issue additional ADRs to evidence the number of ADSs representing these Ordinary Shares. If a distribution of our Ordinary Shares would require the distribution of ADSs representing fractional Ordinary Shares, the depositary will sell the number of Ordinary Shares corresponding to the aggregate of such fractions and distribute the net proceeds to any of our ADS holders entitled to receive such net proceeds. If the depositary does not distribute additional ADRs representing the distributed shares, each ADR will also represent the new shares.

Rights to Receive Additional Shares.  In the case of a distribution of rights to subscribe for additional Ordinary Shares or other rights, including preferential subscription rights, the depositary may, after consultation with us, distribute those rights if we provide satisfactory evidence that the depositary may lawfully do so. We will not be obligated to furnish such evidence. However, if we do not furnish satisfactory evidence that the depositary may lawfully distribute these rights or if the depositary determines it is not practicable to distribute these rights, the depositary may:

•	sell the rights if practicable and distribute the net proceeds as cash; or

•	allow the rights to lapse, in which case our ADS holders will receive nothing.

The depositary will not offer rights to holders of our ADSs unless both the rights and the securities to which they relate, including our Ordinary Shares, are either exempt from registration under the Securities Act or are registered under the Securities Act. We have no obligation to file a registration statement under the Securities Act in order to make any rights available to holders of our ADSs.

Other Distributions.  In the case of a distribution of securities or property other than those described above, the depositary may:

•	distribute such securities or property in any manner it deems equitable and practicable;

•	sell such securities or property and distribute any net proceeds in the same way it distributes cash; or

•	hold the distributed property in which case our ADSs will also represent the distributed property.

The depositary may choose any practical method of distribution for any holder of our ADS, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of any holder of our ADSs as deposited securities.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of our ADSs.

There can be no assurances that the depositary will be able to convert any currency at any particular exchange rate or sell any property, rights, shares or other securities at any particular price, nor that any of the transactions can be completed within any particular time period.

Deposit and Withdrawal

Deposit.  The depositary will execute, deliver and register one or more of our ADRs evidencing our ADSs to any person who deposits or causes to be deposited with the custodian our Ordinary Shares or evidence of rights to receive our Ordinary Shares. Our Ordinary Shares deposited with the custodian must be accompanied by specified documents, including instruments showing that our Ordinary Shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited Ordinary Shares for the account of the depositary. Our ADS holders thus have no direct ownership interest in our Ordinary Shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional deposited Ordinary Shares and other securities, property and cash received on or in substitution for the deposited Ordinary Shares. Upon each deposit of our Ordinary Shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name of the entitled person evidencing the number of our ADSs to which such person is entitled. Certificated ADRs will be delivered at the depositary’s principal New York office or any other location that it may designate as its transfer office.

Withdrawal.  When any holder of our ADSs turns in the ADRs evidencing their ADSs at the depositary’s office for withdrawal, the depositary will, upon payment of applicable fees, charges and taxes, and upon receipt of proper instructions, request that the custodian of the Ordinary Shares underlying the ADSs to register such holder in our share register. The depositary may restrict the withdrawal of deposited securities for:

•	temporary delays caused by closing the of our transfer books or those of the depositary, or the deposit of our Ordinary Shares for voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to our ADRs or to the withdrawal of deposited securities.

Voting Rights

If the depositary asks a holder of our ADSs to provide it with voting instructions, such holder may instruct the depositary how to exercise the voting rights for our Ordinary Shares which underlie the holder’s ADSs. After receiving voting materials from us, the depositary will notify the holders of our ADSs of any shareholders’ meeting or solicitation of consents or proxies. This notice will describe how holders of our ADSs may instruct the depositary to exercise the voting rights for our Ordinary Shares which underlie their ADSs. For instructions to be valid, the depositary must receive them on or before the required date. The depositary will try, as far as is practicable, to vote or to have its agents vote our Ordinary Shares or other deposited securities as holders of our ADSs instruct. If no instructions are received by the depositary from a holder of our ADSs with respect to the voting of our Ordinary Shares on or before the date such instructions are to be received, or if the depositary receives improperly completed voting instructions or receives a blank proxy from an owner of our ADSs the depositary will, as far as permitted under French law, our articles of association and Ordinary Shares, deem such owner to have instructed the depositary to give a proxy to the president of the general meeting of shareholders to vote such deposited securities in favor of the resolutions presented or approved by our board of directors and against any other resolution not so presented or approved. Neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, except in the event of bad faith, for the manner in which any vote is cast or for the effect of any vote.

Under French law and our articles of association, shareholders holding Ordinary Shares or their authorized representatives may vote the Ordinary Shares, attend shareholders’ meetings or, subject to certain limitations, submit proposals to be considered at such meetings. Holders of ADSs may only cause their ADSs to be voted through the depositary if the holder follows the procedures described above for withdrawal of our Ordinary Shares underlying the holder’s ADSs at least one day before the shareholders’ meeting.

Record Dates

Our board of directors will fix record dates after consultation with the depositary company, when practicable, for the determination of the holders of our ADSs who will be entitled:

•	to receive a dividend, distribution or rights;

•	to give instructions for the exercise of voting rights at a meeting of holders of our Ordinary Shares or other deposited securities; or

•	to receive any notice or to act in respect of other matters, all subject to the provisions of the deposit agreement.

Fees and Expenses

The depositary will charge a fee for each issuance of our ADSs, including issuances resulting from distributions of Ordinary Shares, rights and other property, and for each surrender of our ADSs in exchange for deposited securities. Holders of our ADSs or persons depositing Ordinary Shares may also be charged the following expenses:

•	taxes and other governmental charges;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register for the deposit or withdrawal of deposited securities; and

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars.

Payment of Taxes

Holders of our ADSs are responsible for any taxes or other governmental charges payable on their ADSs or on the deposited securities underlying their ADSs. The depositary may refuse to transfer any holder’s ADSs or allow any holder to withdraw the deposited securities underlying the ADSs until such taxes or other charges are paid. The depositary may apply payments owed to the holder or sell deposited securities underlying the holder’s ADSs to pay any taxes owed and the holder would remain liable for any deficiency. If the depositary sells securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay the holder any proceeds, or send to the holder any property, remaining after the depositary has paid the taxes.

CERTAIN INCOME TAX CONSIDERATIONS

U.S. Federal Income Tax Consequences

Transactions Under the 2001 Plan and 2001 Sub-Plan

The following is a summary of the U.S. federal income tax consequences of transactions under the 2001 Sub-Plan based on federal securities and income tax laws in effect on January 1, 2007.

This summary is not intended to be exhaustive, nor does it discuss the tax consequences of death or the provision of any income tax laws of any municipality, state or other government to which you may be subject. Each participant should consult his or her own tax advisor regarding the taxation of these awards, as this summary is general in nature and may not apply to each participant’s individual circumstances.

Restricted Stock, Restricted Stock Units, Performance Stock and Performance Stock Units

Generally, no income will be recognized upon the grant of an award of Restricted Stock, or RS, Restricted Stock Units, or RSUs, Performance Stock, or PS, or Performance Stock Units, or PSUs, subject to a vesting schedule. Income may be recognized at the time of grant of an award of RS or PS if an election under Section 83(b) of the Code is filed with the Internal Revenue Service within 30 days of the date of grant of RS or PS. Otherwise, at the time the RS, RSUs, PS or PSUs vests, you generally will recognize compensation income in an amount equal to the difference between the fair market value of the stock at the time of vesting and the amount paid for the stock, if any. If you are also an employee, any amount treated as compensation will be subject to tax withholding by us (both income and employment taxes). We will be entitled to a tax deduction in the amount and at the time you recognize ordinary income with respect to an award of RS, RSUs, PS or PSUs to the extent permitted under Section 162 of the Code. Upon disposition of the shares, any gain or loss on the subsequent sale of such stock is treated as capital gain or loss.

Additional Considerations Applicable To Section 16 Insiders

In certain circumstances, if you are an officer (as that term is used in Section 16 of the Exchange Act), director or beneficial owner of more than 10% of our share capital, the date upon which tax liability is incurred with respect to grants under the 2001 Sub-Plan may be deferred until the date that the sale of the stock at a profit would no longer subject you to a suit under Section 16(b) of the Exchange Act unless you file an election with the Internal Revenue Service under Section 83(b) of the Code. All Section 16 Insiders are advised to consult with their personal tax advisors regarding the tax consequences of exercising options or rights under the 2001 Sub-Plan and the advisability of filing an election under Section 83(b) of the Code. In addition, all Section 16 Insiders are advised to consult with our general counsel and with their own personal advisors regarding reporting and liability under Section 16 with respect to their transactions under the 2001 Sub-Plan.

Exchange of ADSs for Ordinary Shares

A holder of our ADSs will be treated as the owner of the underlying Ordinary Shares for U.S. federal income tax purposes. Accordingly, if our ADSs are exchanged for our Ordinary Shares, no gain or loss will be recognized upon the exchange, and a holder’s tax basis in the our Ordinary Shares will be the ratable portion of its tax basis in the ADSs surrendered in exchange therefor, and the holding period in our Ordinary Shares will include the period during which the holder held the surrendered ADSs.

Ownership and Disposition of ADSs

The following discussion summarizes certain U.S. federal income tax considerations of the ownership and disposition of our ADSs. This discussion is based upon the Internal Revenue Code, United States Treasury Regulations, judicial authorities, published positions of the United States Internal Revenue Service and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion is limited to holders that are:

•	citizens and residents of the United States;

•	corporations (or other entities treated as corporations for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	estates whose income is includible in gross income for U.S. federal income tax purposes regardless of source; or

•	trusts whose administration is subject to the primary supervision of a United States court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

This discussion assumes that holders hold their ADSs as a capital asset (generally, an asset held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular holder, such as a holder that owns, directly or indirectly (after applying certain constructive ownership rules), at least 5% of either the total voting power or the total value of our shares, or to a holder that is subject to special treatment under U.S. federal income tax laws. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

Holders of our ADSs should consult their own tax advisors as to the U.S. federal income tax consequences of holding and disposing of our ADSs, as well as the state, local and non-U.S. tax consequences.

Disposition of ADSs

Upon the sale, exchange or other disposition of our ADSs, a holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized upon the disposition and the holder’s tax basis in such ADSs. Such gain or loss will be capital gain or loss.

Dividends

Any cash distribution paid by us out of our earnings and profits, as determined under U.S. federal income tax law, will be subject to tax as dividend income and will be includible in the gross income of a holder when such distribution is received by The Bank of New York, as the depositary, if the holder holds our ADSs, or when such distribution is received by the holder, if the holder holds our Ordinary Shares. Cash distributions paid by us in excess of our earnings and profits will be treated as (i) a tax-free return of capital to the extent of the holder’s adjusted tax basis in our shares (reducing such adjusted tax basis, but not below zero) and (ii) thereafter as gain from the sale or exchange of a capital asset. Any cash distribution that is treated as a dividend will be includible in the gross income of such holder, for U.S. federal income tax purposes, in an amount equal to the gross amount (i.e., before French withholding tax) of the dividend. A dividend paid in euros generally will be includible in income in a U.S. dollar amount based on the prevailing U.S. dollar/euro exchange rate at the time of receipt of such dividend. Such dividend income generally will constitute foreign source income for U.S. federal income tax purposes. Subject to certain complex limitations, any French tax withheld from the cash dividend will be treated as a foreign income tax that may be claimed as a credit against the U.S. federal income tax liability of the holder. Alternatively, the French tax withheld may be deducted currently at the election of the holder. The dividend income will not be eligible for the dividends received deduction allowed to corporations.

Cash dividends paid on awards of RS and PS, however, will be subject to tax as compensation income and will be subject to income and employment tax withholding by us unless an election under Section 83(b) was made with respect to the award. If an election was made under Section 83(b), then such cash dividends will be subject to tax as dividend income, as discussed above.

Cash dividends paid on an award of RSUs or PSUs will be subject to tax as compensation income and will be subject to income and employment tax withholding by us.

Material French Tax Consequences to U.S. Holders of ADSs

The following is a general summary of the material French income tax consequences of owning and disposing of our ADSs. This discussion applies only to U.S. holders. You will be a U.S. holder if you are the beneficial owner of ADSs and all of the following five points apply to you:

•	you own, directly or indirectly, less than 10% of the share capital of the company;

•	you are any one of the following:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation or certain other entities (treated as corporations for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and if one or more United States persons have the authority to control all substantial decisions of the trust and are subject to U.S. federal income tax at either the level of beneficiaries or at the level of grantors;

•	a U.S. resident for the purposes of the Convention between the Government of the United States and the Government of the French Republic for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital, signed August 31, 1994, as amended, the 1994 U.S.-France tax treaty, without being excluded from the benefits of the 1994 U.S.-France tax treaty under the “Limitation on Benefits” article of that treaty;

•	you hold our ADSs as capital assets; and

•	your functional currency is the U.S. dollar.

This discussion is based upon current French law and practice and on the 1994 U.S-France tax treaty all in effect as of the date of this prospectus and, therefore, is subject to any changes to (or changes in interpretation of) French law or practice or the treaty occurring after the date hereof, which may have retroactive effect. Furthermore, this summary does not address the tax treatment of U.S. holders that are subject to special rules, such as partnerships, regulated investment companies, foreign states, international organizations, foreign public bodies, tax exempt entities including pension funds, banks or other financial institutions, securities or currencies or broker-dealers, or entities with a fixed base of business on a country different from the country of which the entity is a tax resident, among others. Persons considering the purchase, ownership and disposition of ADSs should consult their own tax advisors in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Taxation of Dividends

In France, companies may only pay dividends out of income remaining after tax has been paid.

Under French domestic law, dividends paid by French companies to their non-resident shareholders are generally subject to a 25% withholding tax. Under the 1994 U.S.-France tax treaty, the rate of this withholding tax is reduced to 15%, if your ownership of the ADSs is not effectively connected with a permanent establishment or a fixed base that you have in France and certain other requirements are satisfied.

Dividends to U.S. holders benefiting from the reduced rate of the dividend withholding tax under the 1994 U.S.-France tax treaty may be subject immediately to the 15% withholding tax rate upon payment of the dividends, if the U.S. holder provides the paying agent before the dividend payment date with the French Treasury Form 5000.

If a U.S. holder entitled to a reduced withholding tax rate does not file a completed simplified certificate before the dividend payment date, we will withhold the French withholding tax at the rate of 25%. Such U.S. holder may claim a refund of the excess withholding tax by completing and providing the French tax authorities with both French Treasury Forms 5000 and 5001 before December 31 of the second year following the year during which the dividend is paid.

The Treasury Forms together with their respective instructions are available from the French tax authorities. The depositary shall arrange for the filing with the French tax authorities of all forms and simplified certificates, provided that they are completed by the U.S. holders of ADSs and returned to the depositary in sufficient time.

Under French domestic law, French individual shareholders are entitled to a tax credit equal to 50% of the dividend paid, capped at €230 or, as the case may be, €115, depending on the marital status of the individual shareholder. Non-individual shareholders are not entitled to this tax credit and non-residents are not eligible for the benefit of this French tax credit. However, pursuant to the 1994 U.S.-France tax treaty, and subject to certain conditions and filing formalities, you may be entitled to a payment equal to the French tax credit of 50% attached to dividends paid by us (capped at €230 or €115, depending on your marital situation), net of the 15% withholding tax, if you attest that you are subject to U.S. federal income taxes on the payment of the dividend and the related French tax credit.

Taxation of Capital Gains

If you are a U.S. resident for purposes of the 1994 U.S.-France tax treaty, you will not be subject to French tax on any capital gain if you sell, exchange or dispose of your ADSs, unless you have a permanent establishment or fixed base in France and the ADSs you sold or exchanged were part of the business property of that permanent establishment or fixed base. Special rules apply to individuals who are residents of more than one country.

French Estate and Gift Taxes

Under the Convention Between the United States and the French Republic for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on estates, inheritance and gifts of November 24, 1978, if you transfer your ADSs by gift, or if they are transferred by reason of your death, that transfer will only be subject to French gift or inheritance tax if, provided you are not a French citizen at the time of making the gift or at the time of your death, one of the following applies:

•	you are domiciled in France at the time of making the gift, or at the time of your death; or

•	you used the ADSs in conducting a business through a permanent establishment or fixed base in France, or you held the ADSs for that use.

French Wealth Tax

The French wealth tax does not generally apply to ADSs if the U.S. holder is a resident of the United States for purposes of the 1994 U.S.-France tax treaty.

Material United Kingdom Tax Consequences Holders of ADSs

The following is a brief summary of the tax consequences of transactions under the 2001 Sub-Plan for employees in the United Kingdom who were long term residents on the grant of an award of RS, PS, RSUs or PSUs and remain so until they sell the shares they acquire under the 2001 Sub-Plan.

This summary is not intended to be exhaustive, nor does it discuss the tax consequences of death or the provision of any income tax laws of any municipality, state or other government to which you may be subject. Each participant should consult his or her own tax advisor regarding the taxation of these awards, as this summary is general in nature and may not apply to each participant’s individual circumstances.

Restricted Stock, Performance Stock, Restricted Stock Units and Performance Stock Units

You will not generally be subject to tax upon the grant of an award of RS, PS, RSUs or PSUs. Generally, when you vest in RS, PS, RSUs or PSUs, the difference between the fair market value of the shares at vesting and the purchase price, if any, will be considered compensation income and subject to income tax. However, you may be able to make an election to be taxed at the time of an award of RS or PS.

The taxable amount on the vesting date will be subject to withholding by us under the Pay as You Earn, or PAYE, rules, assuming a valid election has not been made to be taxed at grant. Social taxes, or National Insurance Contributions, will also be payable at the moment that income tax is imposed and will be withheld by us.

When you sell the shares acquired under the 2001 Sub-Plan, any gain or loss will be subject to capital gains or loss treatment, as applicable. In such case, you may be able to benefit from the annual capital gains exemption and/or taper relief to reduce the amount of capital gains tax payable. As the rules for determining the amount of capital gain or loss are complex, we recommend that the optionee consult with a tax advisor to calculate the amount of tax payable at sale, if any. Participants who are not domiciled in the United Kingdom will not generally be subject to United Kingdom capital gains tax unless they remit the proceeds from the disposal of their shares to the United Kingdom.

Material Canadian Tax Consequences to Holders of ADSs

The following is a brief summary of the tax consequences of transactions under the 2001 Sub-Plan for tax residents in Canada, effective on January 1, 2007.

This summary is not intended to be exhaustive, nor does it discuss the tax consequences of death or the provision of any income tax laws of any municipality, state or other government to which you may be subject. Each participant should consult his or her own tax advisor regarding the taxation of these awards, as this summary is general in nature and may not apply to each participant’s individual circumstances.

Restricted Stock/Performance Stock

You will be subject to taxation upon the grant of an award of RS or PS. This amount will be treated as compensation income. The taxable amount will be equal to the fair market value of the stock at the time of grant, less any discount that may be applied to the stock price, less any purchase price paid for the stock.

We will generally withhold income taxes on the compensation income, other than in certain specified circumstances.

You may also be subject to social tax (Canada or Quebec Pension Plan contributions) on the taxable amount at grant. If any amount is subject to social tax, we will withhold up to your annual earnings ceiling.

When you sell shares obtained under the 2001 Sub-Plan, you may realize a capital gain or loss. In order to calculate the amount of gain or loss, you must first calculate the adjusted cost basis, or ACB, of the shares you are selling. Only 50% of your capital gains (after offsetting any losses) are included in your taxable income for the year. As the rules for determining the amount of the ACB and capital gain or loss are complex, we recommend that you consult with a tax advisor to calculate the amount of tax payable at sale, if any.

Restricted Stock Units/Performance Stock Units

You will not recognize any taxable income upon the grant of an award of RSUs or PSUs. When the shares vest, the fair market value of the shares on the vesting date, less any price paid for the stock, is considered to be compensation income and subject to income tax.

We will generally withhold income taxes on the compensation income, other than in certain specified circumstances.

You may also be subject to social tax (Canada or Quebec Pension Plan contributions) on the amount subject to income tax at vesting. If any amount is subject to social tax, we will withhold up to your annual earnings ceiling.

When you sell shares obtained under the 2001 Sub-Plan, you may realize a capital gain or loss. In order to calculate the amount of gain or loss, you must first calculate the ACB of the shares you are selling. Only 50% of your capital gains (after offsetting any losses) are included in your taxable income for the year. As the rules for determining the amount of the ACB and capital gain or loss are complex, we recommend that you consult with a tax advisor to calculate the amount of tax payable at sale, if any.

Material Australian Tax Consequences to Holders of ADSs

The following is a brief summary of the tax consequences of transactions under the 2001 Plan and 2001 Sub-Plan for tax residents in Australia, effective on January 1, 2007.

This summary is not intended to be exhaustive, nor does it discuss the tax consequences of death or the provision of any income tax laws of any municipality, state or other government to which you may be subject. Each participant should consult his or her own tax advisor regarding the taxation of these awards, as this summary is general in nature and may not apply to each participant’s individual circumstances.

Restricted Stock, Performance Stock, Restricted Stock Units and Performance Stock Units

If Taxed at Grant by Making a Written Election

You may elect to be taxed upon the grant of an award of RS, PS, RSUs or PSUs. An election must be made in writing, in the form approved by the Commissioner, in advance of the time you file an annual tax return for the income year in which the award is granted.

The amount assessable to tax will be the greater of:

•	The fair market value of the shares on the grant date, less the lowest amount that must be paid to acquire the shares, if any; or

•	An amount equal to a valuation figure, as determined by reference to tables provided in the Australian tax legislation.

The amount assessable is subject to income and social tax (including the Medicare levy). We will not withhold any taxes and it will be your responsibility to report and pay the taxes on your awards.

If the assessable amount has been taxed at grant, no further income tax will apply until disposal of the award or the underlying shares, as applicable. An election to be taxed at grant covers all shares and awards acquired under the 2001 Plan and 2001 Sub-Plan in a given tax year. You should consult with a personal tax advisor to determine whether to make such an election.

Taxation at Cessation Time

If you do not elect to be taxed at grant, you will be taxed at the cessation time. The cessation time for an award is the earliest of the following:

•	When you dispose of the award;

•	When you cease employment with us or parent or subsidiary or affiliate of us;

•	When the last of any restrictions or conditions cease to have effect in relation to the underlying shares following the vesting of the award;

•	When the award has been converted to shares, provided there are no restrictions or conditions; or

•	At the end of the ten-year period starting when you acquire the award.

Generally, the cessation time will be the date the awards are vested and converted to shares, in which case the employee will be subject to income tax and the Medicare levy, if applicable, on the total value of the shares he or she receives (equal to the weighted average market price of our stock for the week up to and including the vesting date multiplied by the number of shares received).

If the cessation time occurs prior to vesting, the taxable amount is equal to the fair market value of the underlying shares at the cessation date, less the lowest amount that must be paid when the awards are vested, if any.

If an employee terminates his or her employment with the company while the RS, PS, RSUs and PSUs have been unvested (e.g. on retirement at age 55), the value of these awards that the employee retains is assessable at the time of the termination of employment.

Where an employee is the registered owner of shares (i.e., upon conversion of the award to a share) and sells his or her shares within the 30 days of acquiring the shares, the amount subject to income tax is the sale proceeds.

Taxation of Dividends

Employees who receive dividends on vested shares will be taxed at the employee’s marginal tax rate plus the Medicare levy, if applicable.

Sale of Shares Acquired under the 2001 Sub-Plan

The following may apply upon any sale of shares acquired under the 2001 Sub-Plan:

Elected to be taxed at grant

The gain at sale of the shares (i.e. the difference between the sales proceeds, and the sum of the income taxed at grant plus any amount paid to acquire the shares) is taxed at the employee’s marginal tax rate, plus the Medicare Levy, if applicable.

If the employee holds the shares for at least 12 months after acquiring the shares, only half of the capital gain realized at sale will be subject to capital gains tax. Both income tax and the Medicare levy will be imposed on the taxable capital gain. A capital loss will arise if the sale proceeds are less than the cost base.

Defer tax until vesting

There will not be any capital gains tax implications where the employee is the registered owner of shares (i.e. upon converting of the award to a share) and the shares are sold within 30 days of the date of vesting of the RS, PS, RSU and PSU and converted to shares.

Where the employee has become the registered owner of the shares and where the shares have been held for more than 30 days following the acquisition of the shares, capital gains tax may apply. The shares will be acquired at the date of cessation and will have a cost base equal to the market value of the shares acquired at that time.

If the employee holds the shares for at least 12 months after acquiring the shares, only half of the capital gain realized at sale will be subject to capital gains tax. Both income tax and the Medicare levy will be imposed on the taxable capital gain. A capital loss will arise if the sale proceeds are less than the cost base.

LEGAL MATTERS

The validity of the Ordinary Shares being and registered pursuant to this registration statement hereby will be passed upon for us by Shearman & Sterling LLP, Paris, France.

EXPERTS

The consolidated financial statements of Business Objects S.A. appearing in Business Objects S.A.’s Annual Report (Form 10-K) for the year ended December 31, 2006 (including the schedule appearing therein), and Business Objects S.A. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our Ordinary Shares and ADSs, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, and Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 100 F Street,

NE, Room 1580, and Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference rooms and the website of the SEC referred to above. Our Internet address is http://www.businessobjects.com.

We provide our shareholders with annual reports containing, among other information, financial statements audited by an independent public accounting firm and we make available to our shareholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year. We also intend to furnish other reports as we may determine or as required by law.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus, including the information incorporated by reference in this prospectus. We incorporate by reference the documents listed below, and any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering. This prospectus is part of a registration statement we filed with the SEC. The documents we incorporate by reference include:

1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on March 1, 2007.

2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the SEC on May 10, 2007.

3. Our Current Reports on Form 8-K filed with the Commission on each of January 12, 2007, February 1, 2007, February 28, 2007, March 19, 2007, April 3, 2007, April 5, 2007, April 23, 2007, May 3, 2007 (two filings made), May 4, 2007, May 16, 2007, May 21, 2007, May 22, 2007 (two filings made), June 7, 2007, June 8, 2007 and July 6, 2007; provided, however, that the Registrant does not incorporate by reference any information contained in, or exhibits submitted with, the Forms 8-K that was expressly furnished and not filed.

4. The description of our ADS contained in our registration statement on Form F-6 (Reg. No. 333-109712) declared effective by the SEC on October 15, 2003.

5. The description of our Ordinary Shares, nominal value €0.10 per share, contained in our registration statement on Form 8-A/A filed with the SEC on August 8, 2006 (File No. 0-24720).

6. All documents subsequently filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering.

Each of these filings is available from the SEC as described above. You may request, and we will provide at no cost to you, a copy of these filings, including any exhibits to such filings, by writing or telephoning us at the following address: Investor Relations, Business Objects, S.A., c/o Business Objects Americas, 3030 Orchard Parkway, San Jose, California 95134, telephone number (408) 953-6000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses expected to be incurred by us in connection with the preparation and filing of the registration statement, including amendments thereto, and the printing and distribution of the prospectus contained herein, all of which will be paid by us.

SEC Registration Fee	$1,359
Printing Costs	$3,500
Legal Fees and Expenses	$40,000
Accounting Fees and Expenses	$20,000
Transfer Agent and Registrar Fees	$10,000
Miscellaneous	$141

Total	$75,000

Item 15.	Indemnification of Directors and Officers.

The indemnification and liability of our directors and Officers (as defined below) are governed by French law.

French law generally limits the ability of a French company to indemnify its (i) directors, as well as (ii) its chief executive officer (Directeur Général) and (iii) its deputy chief executive officers (Directeurs Généraux Délégués), (ii) and (iii) collectively or individually named the “Officer(s),” against their liabilities. However, if a director or an Officer is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys’ fees and costs, the company may in specified circumstances reimburse those fees and costs, to the extent permitted by the law and regulations in effect, under an indemnification arrangement with the director or the Officer.

Pursuant to French law, any indemnification arrangement between a company and any of its directors or Officers must be approved by the company’s shareholders. We have entered into indemnification agreements with our current directors and Officers pursuant to which we have undertaken to purchase directors and officers liability insurance for all of our directors and Officers, each a “Beneficiary,” under which each Beneficiary is indemnified for any costs, damages or losses related to any litigation, suit, proceeding or claim, each a “Claim” to the extent permitted by the laws and regulations then in effect, (including reasonable expenses, taxes, costs and fees related to the defense of such Claim) against such Beneficiary by reason of his position as a director or Officer of the Registrant, except in the case of any costs, damages or losses resulting from any gross or willful misconduct, fraudulent misrepresentation or breach of criminal laws and regulations by the Beneficiary. Our current form of indemnification agreement was approved by our board of directors on March 31, 2004 and by our shareholders on June 10, 2004.

The French Commercial Code does not prohibit a company from purchasing directors and officers insurance for all or part of the members of its management. Under French law, a company is responsible to third parties for the consequences of the decisions of its directors or Officers, such as violations of the laws and regulations applicable to French commercial companies, breaches of a company’s articles of association or mismanagement. If those decisions qualify as mismanagement for instance, the relevant director or Officer may be required to fully or partly indemnify the company. In addition, under French law, the directors and Officers are liable individually or jointly, as the case may be, to the company or to third parties to the same extent. We have purchased directors and officers liability insurance for all of our directors and Officers, which is currently in effect. The coverage provided pursuant to such policy complies with the terms of the indemnification agreement described above.

Item 16.	Exhibits.

The following exhibits are included herein or incorporated herein by reference:

Exhibit
Number		Description

4	.1(1)	Form of Deposit Agreement, as amended and restated on October 15, 2003, by and among Business Objects S.A. and The Bank of New York, as Depositary and holder from time to time of ADSs issued thereunder and Exhibit A to the Deposit Agreement.
4	.3(2)+	Employee Benefits Sub-Plan Trust Agreement.
5.1		Opinion of Shearman & Sterling, LLP, Paris, France, as to the legality of the securities to be issued and registered.
10	.25(3)+	2001 Stock Incentive Plan, as amended July 20, 2006 (English Translation).
10	.25.1+	2001 Stock Incentive Plan — Subsidiary Stock Incentive Sub-Plan, as amended June 5, 2007.
10	.66+	Business Objects S.A. 2001 Stock Incentive Plan Subsidiary Stock Incentive Sub-Plan Restricted Stock Award Agreement, as amended June 5, 2007.
23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2		Consent of Shearman & Sterling, LLP (included in Exhibit 5.1 hereto).
24.1		Power of Attorney (included herein on signature page).

(1)	Incorporated herein by reference to Exhibit 1 of our Registration Statement on Form F-6 filed with the SEC on October 15, 2003 (File No. 333-109712).

(2)	Incorporated herein by reference to Exhibit 4.3 of our Registration Statement on Form S-3 filed with the SEC on June 23, 2005 (File No. 333-126082).

(3)	Incorporated herein by reference to Exhibit 10.25 filed with our Current Report on Form 8-K filed with the SEC on July 26, 2006 (File No. 000-24720).

+	Management contract or compensatory plan, contract or arrangement.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insert

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchase.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15 of Part II of this Form S-3 registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on August 1, 2007.

By:	/s/ John Schwarz
John Schwarz
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John G. Schwarz and James R. Tolonen and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement on this Form S-3 (including any post-effective amendments thereto) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Signature	Title	Date

/s/ John Schwarz John Schwarz	Chief Executive Officer (Principal Executive Officer)	August 1, 2007

/s/ James R. Tolonen James R. Tolonen	Chief Financial Officer (Principal Accounting and Financial Officer)	August 1, 2007

/s/ Bernard Liautaud Bernard Liautaud	Chairman of the Board of Directors	August 1, 2007

/s/ Bernard Charlès Bernard Charlès	Director	August 1, 2007

Jean-François Heitz	Director

/s/ Gerald Held Gerald Held	Director	August 1, 2007

Kurt Lauk	Director

/s/ Carl Pascarella Carl Pascarella	Director	August 1, 2007

/s/ David Peterschmidt David Peterschmidt	Director	August 1, 2007

/s/ Arnold Silverman Arnold Silverman	Director	August 1, 2007

EXHIBIT INDEX

The following exhibits are included herein or incorporated herein by reference:

Exhibit
Number		Description

4	.1(1)	Form of Deposit Agreement, as amended and restated on October 15, 2003, by and among Business Objects S.A. and The Bank of New York, as Depositary and holder from time to time of ADSs issued thereunder and Exhibit A to the Deposit Agreement.
4	.3(2)+	Employee Benefits Sub-Plan Trust Agreement.
5.1		Opinion of Shearman & Sterling, LLP, Paris, France, as to the legality of the securities to be issued and registered.
10	.25(3)+	2001 Stock Incentive Plan, as amended July 20, 2006 (English Translation).
10	.25.1+	2001 Stock Incentive Plan — Subsidiary Stock Incentive Sub-Plan, as amended June 5, 2007.
10	.66+	Business Objects S.A. 2001 Stock Incentive Plan Subsidiary Stock Incentive Sub-Plan Restricted Stock Award Agreement, as amended September 27, 2006.
23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2		Consent of Shearman & Sterling, LLP (included in Exhibit 5.1 hereto).
24.1		Power of Attorney (included herein on signature page).

(1)	Incorporated herein by reference to Exhibit 1 of our Registration Statement on Form F-6 filed with the SEC on October 15, 2003 (File No. 333-109712).

(2)	Incorporated herein by reference to Exhibit 4.3 of our Registration Statement on Form S-3 filed with the SEC on June 23, 2005 (File No. 333-126082).

(3)	Incorporated herein by reference to Exhibit 10.25 filed with our Current Report on Form 8-K filed with the SEC on July 26, 2006 (File No. 000-24720).

+	Management compensatory plan, contract or arrangement.